Exhibit 10.14

EXECUTION VERSION

INDENTURE

between

CCG RECEIVABLES TRUST 2012-1,

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION,

as Indenture Trustee

Dated as of February 15, 2012

i

ii

Schedule I	Schedule of Pool Receivables	SI-1
Schedule II	Notice Addresses	SII-1
Schedule III	Bank Accounts	SIII-1
Schedule IV	List of Equipment Types	SIV-1

Exhibit A	Form of Class A Note	EA-1

iii

INDENTURE, dated as of February 15, 2012 (this “Indenture”), between CCG RECEIVABLES TRUST 2012-1, a Delaware statutory trust, as Issuer (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee (the “Indenture Trustee”) for the benefit of the Noteholder.

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Noteholders.

The Issuer Grants to the Indenture Trustee at the Closing Date, as Indenture Trustee for the benefit of the Noteholders, all of the Issuer’s right, title and interest in, to and under, whether now owned or hereafter acquired, the Collateral. The foregoing Grant is made in trust to secure (a) the payment of principal of, interest on and any other amounts owing in respect of the Notes as provided in this Indenture and (b) compliance by the Issuer with the provisions of this Indenture for the benefit of the Noteholders.

The Indenture Trustee acknowledges such Grants, accepts the trusts under this Indenture in accordance with this Indenture and agrees to perform the duties required in this Indenture so that the interests of the Noteholders may be adequately and effectively protected.

ARTICLE I

USAGE AND DEFINITIONS

Section 1.1. Certain Defined Terms. Capitalized terms used but not defined in this Indenture are defined in the Sale and Servicing Agreement. As used in this Indenture, the following terms shall have the following meanings:

“Accelerated Amortization Date” means the first Payment Date on which the Pool Balance, as of the most recent Determination Date, is less than 10% of the Original Pool Balance.

“Accepted Indemnitor” means any Noteholder which, at the time of determination (a) is a “qualified institutional buyer” which in the meaning of Rule 144A of the Securities Act, (b) has a long-term unsecured debt rating of at least “A” or its equivalent from Moody’s, S&P or Fitch and (c) is otherwise acceptable to the Indenture Trustee. Notwithstanding clause (c), New York Life Insurance Company and New York Life Insurance and Annuity Corporation are stipulated to be “acceptable.”

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, owns, is in control of, is controlled by, or is under common control with, such Person, in each case whether beneficially, or as a trustee, guardian or other fiduciary. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise.

“Applicable Law” means for any Person or property of such Person, all applicable Laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Official Body (including, without limitation, usury laws, Laws relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards, orders, or action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Authenticating Agent” has the meaning set forth in Section 3.10(a).

“Available Amount” means, without duplication,

(a)	the aggregate Collections on the Pool Receivables during the prior Collection Period, including proceeds of Liquidated Receivables obtained through the sale or other disposition of the related Equipment, net of expenses incurred by the Servicer in connection with such liquidation and any amount required by law to be remitted to the related Obligor;

(b)	amounts transferred to the Collection Account on the related Payment Date from the Reserve Account in accordance with Section 4.3 hereto;

(c)	the aggregate purchase prices for any Pool Receivable repurchased by the Originator;

(d)	earnings on investment of funds held in the Collection Account; and

(e)	any Servicer Advances deposited into the Collection Account related to the prior Collection Period.

“Available Principal Amount” means for each Collection Period, the amount by which the Available Amount exceeds the amounts payable in clauses One through Six of Section 4.5(a).

“Back-Up Servicer” means Portfolio Financial Servicing Company, a Delaware corporation, and its successors and permitted assigns.

“Back-Up Servicing Fee” means an amount equal to $24,000.00 per annum, payable in equal monthly installments.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq., as amended.

“Book-Entry Note” means a beneficial interest in any of the Notes issued in book-entry form as described in Section 3.9.

“Business Day” means any day excluding Saturday, Sunday and any day on which banks in New York, New York, Houston, Texas, Charlotte, North Carolina, Chicago, Illinois, Wilmington, Delaware, St. Paul, Minnesota or Atlanta, Georgia are authorized or required by Law to close.

“Calculation Event” shall exist at any calendar month end (as reported no later than 30 days after such calendar month end) that CCG’s (a) Tangible Net Worth is less than $45 million or (b) Minimum EBITDA-to-Interest Expense Ratio is less than 1.05:1.00. A Calculation Event shall be deemed to be cured if CCG’s Tangible Net Worth and Minimum EBITDA-to-Interest Expense Ratio both exceed the levels set forth in clauses (a) and (b) for three consecutive months.

“Casualty Payment” means, with respect to any Equipment, any payment pursuant to a Contract on account of the loss, theft, condemnation, governmental taking, destruction, or damage beyond repair of any item of Equipment subject thereto.

“CCG” means Commercial Credit Group Inc., a Delaware corporation, and its successors and assigns.

“Certificateholder” has the meaning assigned to such term in the Trust Agreement.

“Class A Note Balance” means, as of any determination date, the amount outstanding under the Notes.

“Class A Overcollateralization Amount” means, as of any determination date, an amount equal to the difference of (a) the Pool Balance as of the last day of the related Collection Period; minus (b) the Class A Note Balance as of the immediately preceding Payment Date after giving effect to all principal payments made on that day.

“Class A Principal Payment Amount” means (a), prior to the occurrence and continuance of a Reallocation Event, an Event of Default and prior to the Accelerated Amortization Date, the lesser of (i) the Available Principal Amount and (ii) the amount by which the Required Class A Overcollateralization Amount exceeds the Class A Overcollateralization Amount, (b) following a Reallocation Event, an Event of Default and on and after the Accelerated Amortization Date, the Class A Principal Payment Amount shall be equal to the Available Principal Amount, or (c) on and after the Maturity Date, the Class A Principal Payment Amount shall equal the Class A Note Balance.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Closing Date” means February 15, 2012.

“Collateral” means (a) the Pool Receivables and Related Security, (b) the Collections, (c) any security interest in the Equipment, (d) the rights to proceeds from casualty insurance policies covering the Equipment; (e) all amounts on deposit on the Reserve Account and Collection Account; (f) the Depositor’s rights under the Purchase Agreement, (g) the Issuer’s rights under the Sale and Servicing Agreement, (h) all present and future claims, demands, causes of actions in respect of the foregoing, and (i) all proceeds of the foregoing.

“Collection Account” means the segregated trust account or accounts, including any sub-accounts, established and maintained pursuant to Section 4.1(a) of the Sale and Servicing Agreement.

“Collection Period” means the period from and including the first day of each calendar month to and including the close of business on the last day of such calendar month.

“Collections” means, with respect to any Pool Receivable, all funds that (a) are received by the Issuer or Servicer from or on behalf of the related Obligor after the Cut-Off Date in payment of any amount owed (including purchase price, rentals, principal payments, finance charges, interest and other charges) in respect of such Pool Receivable, or applied to such other charges in respect of such Pool Receivable in accordance with the Contract from which such Pool Receivable arises, or applied to such amounts owed by such Obligor (including Casualty Payments, Insurance Proceeds, Recoveries, and, upon the occurrence and continuance of a Calculation Event, Excluded Amounts), (b) are required to be paid to the Issuer by the Depositor, the Originator or the Servicer pursuant to any provision of any Transaction Document or (c) are proceeds of any sale, transfer or other disposition of such Pool Receivable by the Issuer; provided, that, prior to the occurrence of a Calculation Event, Excluded Amounts will not be included in Collections.

“Contract” means, in relation to any Receivable, any and all of the contracts, instruments, agreements, leases, notes, or other writings pursuant to which such Receivable arises or which evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Contract Residual Value” means, with respect to any Contract that is a lease in form, the dollar amount so designated as such by the Servicer as of the Cut-Off Date.

“Corporate Trust Office” means, with respect to the Indenture Trustee 60 Livingston Avenue, EP-MN-WS3D, St. Paul, MN, 55107, or at such other address as the Indenture Trustee may designate by notice to the Owner Trustee, the Noteholder and the Servicer.

“Credit and Collection Policy” means, for so long as CCG is the Servicer, the Originator’s credit and collection policy or policies and practices relating to the Contracts and Receivables as in effect on the Closing Date and set forth in Exhibit B of the Sale and Servicing Agreement, as modified, from time to time, in compliance with Section 6.2(a)(v) of the Sale and Servicing Agreement. Any Successor Servicer hereunder may, to the extent agreed by the Indenture Trustee (at the written direction of the Noteholders), propose credit and collection policies and practices other than those attached as Exhibit B to the Sale and Servicing Agreement.

“Cumulative Net Loss Ratio” means, with respect to a Determination Date, the ratio, expressed as a percentage, of (a) the aggregate cumulative amount of Realized Losses on the Pool Receivables since the Cut-Off Date through the last day of the related Collection Period, to (b) the Original Pool Balance.

“Custodial Agreement” means that certain Custodial Agreement dated as of the date hereof among the Issuer, the Indenture Trustee and the Custodian, as the same may be amended or restated from time to time, and any Custodial Agreements entered into in replacement for such Custodial Agreement.

“Custodian” means Portfolio Financial Servicing Company, a Delaware corporation, and its successors and assigns.

“Custodian Fee” means the amount set forth in Schedule 6 of the Custodial Agreement.

“Custodian File” has the meaning set forth in the Custodial Agreement.

“Cut-Off Date” means January 31, 2012, and, with respect to any Substituted Receivable, the month end preceding the related Substitution Date.

“DBRS” means DBRS, Inc. or any successor that is a nationally recognized statistical rating organization.

“Default” means any occurrence that with notice or the lapse of time or both would become an Event of Default.

“Defaulted Receivable” means a Pool Receivable as to which (a) any payment, or part thereof, remains unpaid for 121 days or more from its original scheduled due date; (b) an Event of Bankruptcy has occurred and is continuing with respect to the Obligor thereof; (c) has been identified by the Issuer, the Depositor, the Servicer or the Originator as uncollectible; or (d) is written off, in whole or in part, as uncollectible by the Servicer pursuant to the Servicer’s Credit and Collection Policy; provided, however, that any Pool Receivable that becomes a Defaulted Receivable solely under clause (a) above shall cease to be considered a Defaulted Receivable hereunder if all installments then due and owing on the applicable Pool Receivable are paid in full and, after the payment of such amounts, the applicable Pool Receivable satisfies all of the eligibility criteria set forth in the definition of Eligible Receivable.

“Definitive Notes” has the meaning set forth in Section 3.1.

“Depositor” means CCG Receivables IV, LLC, a Delaware limited liability company, and its successors and assigns.

“Determination Date” means the close of business on the second Business Day prior to each Payment Date.

“EBITDA” means with respect to any fiscal period, CCG’s net earnings (or loss) (without giving effect to any adjustments related to valuation of any interest rate swaps or similar derivative instruments pursuant to FAS 133 issued by FASB), minus extraordinary gains minus interest income on investments other than loans, leases and conditional sale contracts entered into or acquired by CCG in its ordinary course of business, plus interest expense, plus income taxes, plus depreciation and amortization for such period, in each case, as determined in accordance with GAAP.

“Eligible Investments” means book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form that evidence:

(a)	direct non-callable obligations of, and obligations fully guaranteed as to timely payment by, the United States,

(b)	demand deposits, time deposits, certificates of deposit or bankers’ acceptances of any depository institution or trust company (i) incorporated under the laws of the United States or any State or any United States branch or agency of a foreign bank, (ii) subject to supervision and examination by federal or State banking or depository institution authorities, and (iii) that at the time the investment or contractual commitment to invest is made, the commercial paper or other short-term unsecured debt obligations (other than obligations with a rating based on the credit of a Person other than such depository institution or trust company) of such depository institution or trust company have the Required Rating,

(c)	commercial paper, including asset-backed commercial paper, having, at the time the investment or contractual commitment to invest is made, the Required Rating,

(d)	investments in money market funds having, at the time the investment or contractual commitment to invest is made, a rating in the highest investment grade category from the Rating Agency or an equivalent rating from Moody’s, S&P or Fitch (including funds for which the Indenture Trustee or the Owner Trustee or any of their Affiliates is investment manager or advisor), and

(e)	any other investment for which the Issuer has received Rating Agency Confirmation and prior written consent of the Noteholders.

“Eligible Receivable” means, as of the Closing Date or a Substitution Date, as applicable, a Pool Receivable:

(a)	which was originated by the Originator in the ordinary course of its business and with respect to which all material obligations of the Originator have been performed on or prior to the date on which the related Pool Receivable was sold or contributed to the Issuer in accordance with the Sale and Servicing Agreement and pledged to the Indenture Trustee hereunder;

(b)	which has, under the related Contract, not more than 84 remaining Scheduled Payments;

(c)	which was originated by the Originator in accordance with the Credit and Collection Policy;

(d)	which is secured by a perfected first priority security interest (as such term is defined in Section 1-201(37) of the UCC) in the Equipment which was financed with the extension of credit described in such Contract and the proceeds thereof and with respect to which all of the Originator’s right, title and interest in any related Equipment has been sold or contributed to the Depositor pursuant to the Purchase Agreement;

(e)	which was selected by the Originator for sale to the Issuer and which was not subject to any adverse selection unfavorable to the Indenture Trustee or the Noteholders;

(f)	which has been sold or contributed to the Issuer in accordance with the Sale and Servicing Agreement, which does not arise from the sale or lease of any inventory or Equipment subject to any Lien (other than Permitted Liens), and to which the Issuer has good and marketable title, free and clear of all Liens (other than Permitted Liens);

(g)	the Obligor of which: (i) is an United States resident, (ii) is not an Affiliate or employee of the Originator, the Depositor or the Issuer, and (iii) is not an Official Body;

(h)	the Obligor of which has been directed in writing to make all payments to the Lock-Box Account;

(i)	which, under the related Contract and Applicable Law, is assignable without the consent of, or notice to, the Obligor thereunder unless such consent has been obtained in writing and is in effect or such notice has been given;

(j)	with respect to which the related Contract is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), and is not subject to any right of rescission, setoff, counterclaim or defense (including the defense of usury) or to any repurchase obligation or return right;

(k)	which is denominated and payable only in U.S. Dollars to Obligors residing in the United States and the Equipment is located and remains in the United States;

(l)	which is not a Defaulted Receivable;

(m)	which, as of the Cut-Off Date, is not more than 31 days past due;

(n)	which does not contravene in any respect any Applicable Laws (including Laws relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Receivable related thereto is in violation of any Applicable Law in any material respect;

(o)	the assignment of which under the Purchase Agreement by the Originator to the Depositor and under the Sale and Servicing Agreement by the Depositor to the Issuer and the grant of a security interest therein and in the other Collateral by the Issuer to the Indenture Trustee on behalf of the Noteholders hereunder does not violate, conflict or contravene any Applicable Law or any contractual or other restriction, limitation or encumbrance;

(p)	with respect to which the sale, transfer, assignment and conveyance contemplated by the Purchase Agreement and the Sale and Servicing Agreement is not subject to and will not result in any tax, fee or governmental charge payable by the Originator, the Depositor or the Issuer to any Official Body other than transfer taxes which have been or will be paid by the Originator as due;

(q)	payments of which are payable in consecutive monthly Scheduled Payments (before giving effect to Permitted Servicer Adjustments), other than pursuant to Permitted Skips;

(r)	which, with respect to a Contract that is a lease in form, has an original term equal to or greater than the remaining economic life of the related Equipment and is non-cancellable other than for payment in full of the principal amount then due plus any other charges or prepayment penalties applicable thereto, and with respect to any other Contract, is not pre-payable unless the terms of such Pool Receivable require all remaining principal plus prepayment penalty be paid in full at the time of such pre-payment;

(s)	the Scheduled Payments for which were calculated using a fixed rate of interest, yield, annual percentage rate or similar term;

(t)	a fully executed original Contract of which (including any related promissory notes and any Contracts or promissory notes issued in connection with any assumption, consolidation, extension, modification or waiver of such Contract) has been delivered to the Custodian;

(u)	which the related Contract is “chattel paper”, an “account,” an “instrument” or a “general intangible” within the meaning of Article 9 of the UCC of all applicable jurisdictions;

(v)	all documents required to be included in the Custodian File have been sent to the Custodian by the date so required by the Sale and Servicing Agreement and none are identified in the Exceptions Report;

(w)	if the Equipment is a vehicle, the Originator’s Lien is noted on the applicable certificate of title;

(x)	with respect to a title to Equipment that is evidenced by a certificate of title:

(i)	the notation of the lien in favor of CCG on the certificate of title for the related Equipment was effected prior to the institution of bankruptcy or insolvency proceedings or the appointment of a receiver of assets for or on behalf of the related Obligor, and CCG had no knowledge of any such proceeding or appointment prior to such notation of the lien on the certificate of title for the related Equipment;

(ii)	no Equipment has been removed from the state in which the certificate of title is registered or operated in a state other than its state of registration for a period sufficiently long so as to require reperfection of CCG’s security interest in such state;

(iii)	no lien equal to or superior to the lien held by CCG is noted on the certificate of title covering the Equipment;

(iv)	no person acquired an interest in the Equipment by reason of fraud, theft, forgery, negligence or administrative error by any Person; and

(v)	CCG has not filed an application with the applicable department of motor vehicles of a state requesting termination of its security interest or requesting the assignment of such security interest to a party other than the Depositor, the Issuer or the Indenture Trustee;

(y)	for which CCG has not received prepayment in full from the Obligor on the related Contract.

“Equipment” means any equipment or other tangible personal property financed or leased by an Obligor pursuant to a Contract, of a type specified in Schedule IV hereto. If the Equipment is a vehicle, the Originator’s Lien in such Equipment is noted on the applicable title certificate.

“ERISA Affiliate” means, with respect to any Person, any corporation, limited liability company, partnership, trust, sole proprietorship or trade or business which, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code or, with respect to any liability for contributions under Section 302(c) of ERISA, Section 414(m) or Section 414(o) of the Internal Revenue Code.

“Estimated Recovery Value” means, the estimated realizable value of the Receivable, as determined by the Servicer in accordance with its then-written servicing procedures; provided, that, if a Calculation Event has occurred and is continuing, for each succeeding month, such amount shall equal the lesser of (a) the estimated realizable value of the Receivable, as determined by the Servicer in accordance with its then-written servicing procedures and (b) 75% of the Net Book Value as of the date such Receivable became a Defaulted Receivable.

“Event of Default” has the meaning set forth in Section 7.1.

“Event of Bankruptcy” means, with respect to any Person, (a) that such Person or any Subsidiary of such Person (i) shall admit in writing its inability to pay its debts generally or (ii) shall make a general assignment for the benefit of creditors; (b) any proceeding shall be instituted by or against such Person or any Subsidiary of such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, in the case of any such proceeding instituted against such Person or any Subsidiary of such Person, such proceeding has continued undismissed or unstayed for at least sixty (60) days since its commencement; or (c) such Person or any Subsidiary of such Person shall take any corporate, limited liability company, partnership or other similar appropriate action to authorize any of the actions set forth in the preceding clauses (a) or (b).

“Exceptions Report” has the meaning set forth in the Custodial Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Amounts” means (a) any payments received from an Obligor in connection with any application fees, tax processing fees, wire transfer fees, express mail fees, filing fees, delivery fees, document preparation fees, insurance premiums, taxes, or other charges imposed by any Official Body, (b) any indemnity payments made by an Obligor for the benefit of the obligee under the related Contract, (c) any non-rental charges reimbursable to the Servicer in accordance with the Servicer’s customary policies and procedures, and (d) Servicer Charges; provided, that, amounts received pursuant to clauses (a), (b) and (c) shall not be deemed Excluded Amounts per the definition hereof to the extent that such amounts were previously paid to the Servicer pursuant to distributions made under Section 4.5(a), clause Third.

“Final Payment Date” means the date on which the Class A Note Balance, together with all accrued and unpaid interest thereon, all accrued and unpaid Servicing Fees, Back-Up Servicing Fees, Owner Trustee Fees, Indenture Trustee Fees and Custodian Fees have been paid in full in each case.

“Fiscal Year” shall mean, with respect to the Issuer and the Servicer, the twelve consecutive months ending on March 31.

“Fitch” means Fitch, Inc., or any successor that is a nationally recognized statistical rating organization.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, in effect from time to time.

“Grant” means to mortgage, pledge, assign and to grant a lien upon and a security interest in the relevant property.

“Indebtedness” means, without duplication, with respect to any Person such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person’s business on terms customary in the trade, (c) obligations, whether or not assumed, secured by liens or payable out of the proceeds or products of property now or hereafter owned or acquired by such Person, (d) obligations under each lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee, (e) obligations which are evidenced by notes, acceptances (including bankers acceptances), or other instruments, (f) obligations for which such Person is obligated pursuant to a guaranty, and (g) reimbursement obligations with respect to any letters of credit.

“Indenture Trustee” has the meaning set forth in the preamble.

“Indenture Trustee Fee” means an amount equal to $6000.00 per annum.

“Indemnified Person” has the meaning set forth in Section 8.7(b).

“Independent” means that the relevant Person (a) is independent of the Issuer, the Depositor and their Affiliates, (b) does not have any direct financial interest or any material indirect financial interest in the Issuer, the Depositor or their Affiliates, and (c) is not an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions of or for the Issuer, the Depositor or their Affiliates.

“Insurance Policy” means, with respect to any Receivable, any insurance policy covering physical damage to or loss of the related Equipment, but solely to the extent such insurance policy relates to such Equipment.

“Insurance Proceeds” means any amount payable, or any payments made, to the Originator, the Servicer, the Depositor or the Issuer under an Insurance Policy in connection with any Equipment the financing of which gave rise to a Receivable.

“Intercreditor Agreement” means that certain Third Amended and Restated Lockbox Control and Intercreditor Agreement, dated as of March 31, 2010, by and among CCG, Wells Fargo Capital Finance, LLC, CCG Receivables, LLC, Wells Fargo Capital Finance, LLC, the Back-Up Servicer, CCG Receivables II, LLC, CCG Receivables III, LLC, SunTrust Robinson Humphrey, Inc., Citibank, N.A. and each other person that becomes a joined party thereto.

“Intercreditor Master Agent” means Wells Fargo Capital Finance, LLC, as “Master Agent” under the Intercreditor Agreement and any successor “Master Agent” appointed pursuant to the terms thereof.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Interest Period” shall mean the period from and including the prior Payment Date (or, in the case of the initial Payment Date, from and including the Closing Date) to, but excluding, the current Payment Date.

“Issuer” has the meaning set forth in the preamble.

“Issuer Order” or “Issuer Request” mean, in connection with any order or request by the Issuer to the Indenture Trustee to take any action under this Indenture (a) a written order or a written request, respectively, signed in the name of the Issuer by any one of its Responsible Officers and delivered to the Indenture Trustee, (b) an Officer’s Certificate stating that all conditions precedent provided for in this Indenture relating to the proposed action have been complied with, and (c) to the extent required upon request of the Indenture Trustee, an Opinion of Counsel to the effect that in the opinion of such counsel all such conditions precedent have been complied with. However, in the case of any such application or request as to which the furnishing of such documents is specifically required by this Indenture, no additional certificate or opinion need be furnished.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment or award of any Official Body.

“Lien” means a security interest, lien, charge, pledge or encumbrance or other right or claim in, of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Liquidated Receivable” means a Defaulted Receivable in respect of which all financed or leased Equipment has been sold or otherwise disposed of.

“Liquidation Expenses” means, with respect to any Receivable, the aggregate amount of all out of pocket expenses (including, without limitation, reasonable attorney fees and disbursements) reasonably incurred by the Servicer (including amounts paid to any subservicer) in accordance with the Servicer’s customary procedures in connection with the repossession, refurbishing and disposition of any related Equipment upon or after the expiration or early termination of such Receivable or after such Receivable has become a Defaulted Receivable and other out of pocket costs related to the liquidation of any such Equipment, including the attempted collection of any amount owing pursuant to such Receivable if it is a Defaulted Receivable

“Lock-Box Account” means the account maintained by the Servicer at the Lock-Box Bank for the purposes of receiving Collections.

“Lock-Box Agreement” means the Lock-Box Operating Procedural Agreement dated as of February 28, 2007 among Wachovia Bank, National Association, Wells Fargo Foothill, LLC and Commercial Credit Group Inc.

“Lock-Box Bank” means the bank set forth in Schedule III, as such Schedule III may be modified pursuant to Section 5.1(p).

“Material Adverse Effect” means any event or condition which would have a material adverse effect on (a) the collectability of the Pool Receivables, (b) the condition (financial or otherwise), businesses or properties of the Issuer, Depositor or Originator, or (c) the ability of the Servicer to collect the Pool Receivables or perform its other duties and obligations under the Sale and Servicing Agreement.

“Maturity Date” means December 14, 2019.

“Minimum EBITDA-to-Interest Expense Ratio” means, as of the last day of each calendar quarter, beginning with the calendar quarter ended on March 31, 2012, the ratio of CCG’s EBITDA to its interest expense as of the last day of the relevant calendar quarter (determined on a consolidated basis in accordance with GAAP).

“Moody’s” means Moody’s Investors Service, Inc., or any successor that is a nationally recognized statistical rating organization.

“Net Book Value” means with respect to any Receivable and any Determination Date, an amount equal to (a) the gross amount of all Scheduled Payments due or to become due, but are unpaid, with respect to the applicable Receivable as of the end of the most recent Collection Period; plus (b) in case of any Receivable that is a lease in form, 50% of the Contract Residual Value; minus (c) any Unearned Income with respect to such Receivable; minus (d) the amount of any security deposit related to such Receivable.

“Note Owner” means, for a Book-Entry Note, the Person who is the beneficial owner of a Book-Entry Note as reflected on the books of the Clearing Agency or on the books of a Person maintaining an account with such Clearing Agency (as a direct participant or as an indirect participant, in each case in accordance with the rules of such Clearing Agency).

“Note Paying Agent” means the Indenture Trustee or any other Person that meets the eligibility standards for the Indenture Trustee specified in Section 8.11 of the Indenture and is authorized by the Issuer to make payments to and distributions from the Collection Account, including payments of principal of or interest on the Notes on behalf of the Issuer.

“Note Rate” means 3.13% and shall be calculated on the basis of a 30-day month and a 360-day year.

“Note Register” and “Note Registrar” have the meanings specified in Section 3.4(a).

“Note Transfer” has the meaning set forth in Section 3.4(i).

“Noteholder” means the Person in whose name a Note is registered on the Note Registrar.

“Notes” means the $105,000,000 asset-backed Class A Notes secured by the Collateral to be purchased by the Noteholders, substantially in the form attached as Exhibit A hereto.

“Obligor” means, as to any Receivable, the Person obligated to make payments pursuant to the related Contract.

“Officer’s Certificate” means (a) for the Owner Trustee, Issuer, Depositor, Servicer or Originator, a certificate signed by a Responsible Officer of the Owner Trustee, Issuer, Depositor, Servicer or Originator, as applicable, and (b) for the Indenture Trustee, a certificate signed by any officer of the Indenture Trustee.

“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Opinion of Counsel” means a written opinion of counsel which counsel is reasonably acceptable to the Indenture Trustee, the Owner Trustee and the Rating Agency, as applicable.

“Original Pool Balance” means an amount equal to $112,903,275.12.

“Originator” means CCG.

“Other Assets” means any assets or interests in any assets (other than the Collateral) conveyed or purported to be conveyed by the Depositor to any Person other than the Issuer, whether by way of a sale, capital contribution, the Grant of a Lien or otherwise.

“Outstanding” means, as of any date, all Notes authenticated and delivered under the Indenture on or before such date except (a) Notes that have been cancelled by the Note Registrar or delivered to the Note Registrar for cancellation, (b) Notes or portions of Notes to the extent an amount necessary to pay all or a portion of such Notes has been deposited with the Indenture Trustee or on or before such date; provided that if such Notes are to be redeemed, notice of such redemption has been given pursuant to the Indenture or provision for such notice has been made in a manner satisfactory to the Indenture Trustee, and (c) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to the Indenture unless proof satisfactory to the Indenture Trustee is presented that any such Notes are held by a bona fide purchaser; provided that in determining (i) whether Noteholders evidencing the required Class A Note Balance have given any request, demand, authorization, direction, notice, consent or waiver under any Transaction Documents, Notes owned by the Issuer, the Depositor, the Servicer or their Affiliates will be deemed not to be Outstanding, and (ii) whether the Indenture Trustee is protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes that a Responsible Officer of the Indenture Trustee knows to be so owned will be deemed not to be Outstanding; provided, however, that, notwithstanding the foregoing, Notes owned by the Issuer, the Depositor, the Servicer or their Affiliates will be treated as Outstanding if (i) no other Notes remain Outstanding or (ii) such Notes have been pledged in good faith and the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee’s right to act with respect to such Notes and that the pledgee is not the Issuer, the Depositor, the Servicer or their Affiliate.

“Owner Trust Estate” has the meaning assigned to such term in the Trust Agreement.

“Owner Trustee” means Wilmington Trust, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

“Owner Trustee Fees” means an amount equal to $4000.00 per annum.

“Payment Date” means, with respect to each Collection Period, the 14th day of the calendar month following such Collection Period commencing on March 14, 2012 or if such day is not a Business Day, the first Business Day thereafter.

“Perfection Representations” means the representations, warranties and covenants set forth in Section 5.1(t).

“Permitted Liens” means (a) the Lien created hereunder and under any other Transaction Documents; (b) Liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to such Lien is not yet subject to a material risk of imminent foreclosure, sale or loss on account thereof); (c) only with respect to Equipment,

Liens imposed by Law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s and other and other similar liens arising in the ordinary course of business that secure payment of obligations not more than sixty (60) days past due or that are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP (and as to which the property subject to such Lien is not yet subject to a material risk of imminent foreclosure, sale or loss on account thereof); and (d) the right of use and quiet enjoyment of the Obligor as lessee under any Contract in respect of the related Equipment.

“Permitted Servicer Adjustments” means any amendment, adjustment, modification or extension made by the Servicer with respect to the date of any Scheduled Payment of any Contract or any reduction of the interest rate or reduction of the amount of any Scheduled Payment of a Contract, if each of the following conditions is satisfied: (a) no payment date for any Scheduled Payment in respect of such Contract has been extended by more than four (4) calendar months beyond the originally scheduled payment date in respect of such Scheduled Payment; (b) Scheduled Payments in respect of such Contract has not been extended on more than two (2) occasions; and (c) any such amendment, adjustment, modification or extension shall be performed in accordance with the Credit and Collection Policy.

“Permitted Skip” means, with respect to any Contract (prior to giving effect to Permitted Servicer Adjustments), a period not to exceed four (4) calendar months during any twelve (12) consecutive month period in which no Scheduled Payments are due in respect of such Contract under the terms of the applicable Contract; provided, that the sum of Scheduled Payments made throughout the twelve (12) month period shall at least equal the same total amount of Scheduled Payments over the same period had no Permitted Skips been made with respect to such Contract.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture, firm, enterprise, Official Body or any other entity.

“Placement Agency Agreement” means the placement agency agreement, dated as of February 15, 2012, by and among CCG, the Depositor, the Issuer and Wells Fargo Securities, LLC, as amended, modified, supplemented or otherwise modified from time to time.

“Pool Balance” means, as of any date of determination, the aggregate Net Book Value of all remaining Pool Receivables excluding Defaulted Receivables.

“Pool Receivable” means each Receivable listed on Schedule I hereto (as amended from time to time) that (a) has been or is contemporaneously being sold, contributed or otherwise transferred by the Originator to the Depositor under the Purchase Agreement and from the Depositor to the Issuer under the Sale and Servicing Agreement, or is a Substituted Receivable, (b) is subject to first priority security interest in favor of the Indenture Trustee hereunder, and (c) has not been repurchased by the Depositor or the Originator from the Issuer pursuant to the Sale and Servicing Agreement or Purchase Agreement.

“Pool Receivable File” has the meaning set forth in the Custodial Agreement.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding, or governmental investigation.

“Purchase Agreement” means the purchase agreement dated as of the date hereof between the Originator, as seller and the Depositor, as purchaser, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Qualified Institution” means (a) any bank or depository institution organized under the laws of the United States or any State or any United States branch or agency of a foreign bank or depository institution that (i) is subject to supervision and examination by federal or State banking authorities, (ii) has a short-term deposit rating of “R-1 (middle)” from DBRS or an equivalent rating from Moody’s, S&P or Fitch, (iii) if such institution holds any Bank Accounts other than as segregated trust accounts and the deposits are to be held in such accounts more than thirty (30) days, has a long-term unsecured debt rating or issuer rating of “AA (low)” or better from DBRS or an equivalent rating or better from Moody’s, S&P, or Fitch, and (iv) if such institution is organized under the laws of the United States, whose deposits are insured by the Federal Deposit Insurance Corporation, or (b) the corporate trust department of U.S. Bank National Association or any other bank or depository institution organized under the laws of the United States or any State or any United States branch or agency of a foreign bank or depository institution that is subject to supervision and examination by federal or State banking authorities that (x) is authorized under such laws to act as a trustee or in any other fiduciary capacity, and (y) has a long-term deposit rating of “A” or better from DBRS or an equivalent rating or better from Moody’s, S&P or Fitch.

“Rating Agency” means, as of any date, each nationally recognized statistical rating organization that has been designated by the Depositor to provide a rating on the Notes and is then rating the Notes and which, on the Closing Date, is DBRS.

“Rating Agency Confirmation” means, for an action or request, the Issuer has given ten (10) days prior written notice to DBRS and DBRS has not notified the Depositor, the Servicer, the Owner Trustee and the Indenture Trustee before the end of such ten day period in writing that such action will result in a downgrade or withdrawal of the then current rating on the Notes.

“Reallocation Event” means, with respect to any Determination Date (a) the Cumulative Net Loss Ratio as of the end of the related Collection Period exceeds 1.0% within the first 6 Collection Periods from the Closing Date, 2.25% within the 7th through 12th Collection Periods from the Closing Date, 3.25% within the 13th through 18th Collection Periods from the Closing Date, and 4.25% at any time after the 18th Collection Period following the Closing Date, or (b) a Servicer Default has occurred and is continuing. If a Reallocation Event occurs solely related to clause (a) above and is subsequently cured and remains below the related trigger levels for three consecutive Collection Periods, a Reallocation Event shall no longer exist.

“Realized Losses” means, as of any Determination Date, the sum of (a) with respect to any Defaulted Receivable that became a Liquidated Receivable during the related Collection Period, the difference of (i) the Net Book Value of such Receivable as of the date such Pool Receivable became a Defaulted Receivable less any Write-Down Amount for such Receivable, if any, minus (ii) the Recoveries for such Pool Receivable and (b) with respect to any Defaulted Receivable that did not become a Liquidated Receivable during the related Collection Period, the Write-Down Amount.

“Receivable” means any and all indebtedness and other obligations which is owed by any Obligor to the Originator (prior to giving effect to any transfer under the Purchase Agreement) under a Contract and outstanding after the related Cut-Off Date or any right of the Originator or the Issuer to payment from or on behalf of an Obligor after the related Cut-Off Date arising in connection with the making of loans or the sale of goods or the rendering of services by the Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto.

“Record Date” means, for a Payment Date and a Book-Entry Note, the close of business on the day before such Payment Date and, for a Payment Date and a Definitive Note, the last day of the month preceding the month in which such Payment Date occurs.

“Recoveries” means, with respect to a Defaulted Receivable, proceeds from the sale, disposition, lease, re-lease or refinancing of the related Equipment, proceeds of any related Insurance Policy (net of Liquidation Expenses and amounts, if any, so received that are required to be refunded to the Obligor on such Defaulted Receivable), and any other recoveries with respect to such Defaulted Receivable and the related Equipment and other related property.

“Registered Noteholder” means the Person in whose name a Note is registered on the Note Register on the applicable Record Date.

“Regulation AB” means Subpart 229.1100 – Asset Backed Securities, 17 C.F.R. §§229.1100-229.1123.

“Related Security” means, with respect to any Pool Receivable, all of the rights, title and interest in, to and under:

(a)	the Equipment and any other property securing the Obligor’s obligations under any Pool Receivable, and any guarantees or similar credit enhancement for the Obligor’s obligations under such Pool Receivable, including, without limitation, (i) all rights of the Originator in any security deposits, (ii) all UCC financing statements or other filings relating thereto, (iii) all rights and remedies against any vendor (including the Originator) of the Equipment and (iv) all Insurance Policies;

(b)	all other security interests or liens, if any, purporting to secure payment of such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise, together with all financing statements and other filings signed by an Obligor relating thereto;

(c)	the Pool Receivable and all guarantees, indemnities, warranties, insurance (and proceeds and premium refunds thereof) or other agreements or arrangements of any kind from time to time supporting or securing payment of such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise;

(d)	all records related to such Pool Receivable;

(e)	all present and future claims, demands, causes of action and choses in action in respect of any of the foregoing; and

(f)	all Collections on and other proceeds of any of the foregoing.

“Required Class A Overcollateralization Amount” means as of any Determination Date, an amount equal to the greatest of: (a) 7.0% of the Pool Balance as of the end of the related Collection Period, (b) 3.0% of the Original Pool Balance and (c) the Top Three Obligor Percentage multiplied by the Pool Balance as of the end of the related Collection Period.

“Required Rating” means for short-term unsecured debt obligations, a rating of “R-1” by DBRS, or, if not rated by DBRS, an equivalent rating by Moody’s, S&P or Fitch.

“Required Reserve Amount” means 1.00% of the Original Pool Balance.

“Reserve Account” means the segregated trust account or accounts established and maintained pursuant to Section 4.1(b) of the Sale and Servicing Agreement.

“Responsible Officer” means, (a) with respect to the Depositor, the President, the Chief Financial Officer, the Vice President or the Assistant Treasurer and (b) with respect to the Originator or the Servicer (for so long as the Servicer is CCG), the President, the Chief Executive Officer, the Vice President of Treasury, the Assistant Treasurer and the Vice President of Accounting, (c) with respect to the Issuer, any president, vice-president, assistant vice president, secretary or assistant secretary of the Owner Trustee or the Servicer or any other officer of the Owner Trustee or customarily performing functions similar to those performed by any of the above, or (d) with respect to the Owner Trustee or the Indenture Trustee, any president, vice-president, assistant vice president, secretary or assistant secretary of the Owner Trustee or Indenture Trustee, or any other officer of the Owner Trustee or Indenture Trustee in each case having direct responsibility for the administration of this Agreement.

“Rule 144A” means Rule 144A under the Securities Act, as in effect from time to time.

“Rule 144A Information” has the meaning set forth in Section 3.4(l).

“Rule 17g-5” has the meaning set forth in Section 5.1(u).

“S&P” means Standard & Poor’s Ratings Services, Standard and Poor’s Financial Services LLC business, or any successor that is a nationally recognized statistical rating organization.

“Sale and Servicing Agreement” means the sale and servicing agreement dated as of the date hereof among the Depositor, the Issuer, the Servicer, the Originator, the Back-Up Servicer and the Indenture Trustee, as amended, supplemented or otherwise modified from time to time.

“Scheduled Payment” means (a) with respect to any Receivable that is not a lease, each periodical installment of principal and interest and (b) with respect to any Receivable that is a lease, each lease or rental payment, in each case, payable by an Obligor to the Originator (or its assigns) pursuant to the related Contract; excluding, however, any Casualty Payments, the prepayments of principal required or otherwise made pursuant to the terms of the related Contract, and the supplemental or additional payments required by the terms of the related Contract or otherwise made with respect to taxes, license fees, insurance and other specific charges.

“Securities Act” means the Securities Act of 1933, as amended.

“Servicer” means CCG.

“Servicing Fee” means an amount equal to 0.75% per annum payable on each Payment Date based on the aggregate Net Book Value of all Pool Receivables held by the Issuer as of the end of the related Collection Period.

“Subordinated Debt” means any indebtedness of CCG and its Affiliates which is subordinated in right of payment to the prior payment of any other indebtedness of CCG and its Affiliates.

“State” means any state or commonwealth of the United States, or the District of Columbia.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, or other Person (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act of 1933, as amended.

“Tangible Net Worth” means, with respect to CCG, the amount calculated in accordance with GAAP (but without giving effect to any adjustments related to the valuation of any interest rate swaps or similar derivative instruments required pursuant to the Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board) as (a) the consolidated net worth of such Person and its consolidated Subsidiaries, minus (b) the amount of prepaid expenses (if any), minus (c) any amounts attributable to the consolidated intangibles of such Person and its consolidated Subsidiaries, including, without limitation, goodwill, trademarks, tradenames, copyrights, patents, patent allocations, licenses and rights in any of the foregoing and other items treated as intangibles in accordance with GAAP, plus (d) the principal amount of any Subordinated Debt.

“Top Three Obligor Percentage” means as of any Determination Date, the ratio of (a) the difference between (i) the sum of the Net Book Values of the Pool Receivables of those three Obligors with respect to the Pool Receivables as of the last day of the related Collection Period, that individually account for the highest aggregate Net Book Values of all Pool Receivables related to a single Obligor and (ii) the amount in the Reserve Account, divided by (b) the Pool Balance as of the last day of the related Collection Period.

“Transaction Documents” means, collectively, this Indenture, the Sale and Servicing Agreement, the Purchase Agreement, the Trust Agreement, the Lock-Box Agreement, the Custodial Agreement, the Intercreditor Agreement, the Bill of Sale, the Placement Agency Agreement and all of the other instruments, documents and other agreements executed and delivered by the Servicer, the Originator, the Depositor, the Back-Up Servicer, the Custodian, the Indenture Trustee or the Issuer in connection with any of the foregoing.

“Trust Agreement” means the Amended and Restated Trust Agreement, dated as of February 15, 2012, between the Depositor and the Owner Trustee.

“Unearned Income” means, with respect to any Pool Receivable as of any date of determination, the gross amount of any interest, rental or other income (each to the extent that such other income is reflected on the Servicer’s books as unearned income) due and payable by the relevant Obligor under the terms of the related Contract (or recognized in respect of the Pool Receivable) to the extent that such interest, rental or other income has not been received by the Depositor, the Issuer or the Servicer as of the relevant date of determination.

“UCC” means the Uniform Commercial Code as in effect in any relevant jurisdiction.

“Void Note Transfer” has the meaning set forth in Section 3.4(i).

“Write-Down Amount” means, for any Defaulted Receivable as of the date such Receivable became a Defaulted Receivable and as adjusted periodically in accordance with the Credit and Collection Policy, the difference between (i) the Net Book Value of such Receivable as of the date such Receivable became a Defaulted Receivable, and (ii) the Estimated Recovery Value of the related Equipment.

ARTICLE II

COLLATERAL

Section 2.1. Continuing Security Interest. This Indenture shall create a continuing security interest in the Collateral and shall:

(a)	remain in full force and effect until the Indenture Trustee’s interest in the Collateral shall have been released in accordance with Section 2.4;

(b)	be binding upon the Issuer, and its successors, transferees and assigns; and

(c)	inure, together with the rights and remedies of the Indenture Trustee hereunder, to the benefit of the Noteholders and its respective successors, transferees and assigns.

Section 2.2. Priority of Security Interest. The Issuer intends the security interest created hereunder in favor of the Indenture Trustee, for the benefit of the Noteholders, to be prior to all other Liens (other than Permitted Liens described in clause (c) of the definition thereof) in respect of the Collateral. The Issuer has or will have caused (at its own expense) within ten days of the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the

Collateral granted to the Indenture Trustee, for the benefit of the Noteholders, hereunder. The Indenture Trustee shall have all the rights, remedies and recourse with respect to the Collateral afforded a secured party under the UCC in the applicable jurisdiction and all other Applicable Laws in addition to, and not in limitation of, the other rights, remedies and recourse granted to the Indenture Trustee by this Indenture or any other Law relating to the creation and perfection of liens on, and security interests in, the Collateral.

Section 2.3. Protection of Security Interest of the Indenture Trustee. The Issuer agrees that it shall, from time to time, at its expense, promptly execute and deliver all instruments and documents and take all actions as may be necessary or as the Indenture Trustee may reasonably request in order to perfect or protect the Indenture Trustee’s security interest in the Collateral or to enable the Indenture Trustee or the Noteholders to exercise or enforce any of their respective rights hereunder. Without limiting the foregoing, the Issuer shall, upon the request of the Indenture Trustee or the Noteholders:

(a)	execute and file such financing or continuation statements or amendments thereto or assignments thereof (as otherwise permitted to be executed and filed pursuant hereto) as may be requested by the Indenture Trustee or the Noteholders covering the Collateral or any part thereof, including financing statements describing the Collateral as “all assets” or “all personal property” or words of like meaning; and

(b)	take all commercially reasonable actions necessary to remove any Liens (other than Permitted Liens) on the Collateral, including, but not limited to, releasing financing statements. The Issuer shall, upon request of the Indenture Trustee or the Noteholders, obtain such additional search reports as the Indenture Trustee or the Noteholders shall reasonably request. To the fullest extent permitted by Applicable Law, the Indenture Trustee (at the expense of the Issuer) shall be permitted to sign and file continuation statements and amendments thereto and assignments thereof without the Issuer’s signature. Carbon, photographic or other reproduction of this Indenture or any financing statement shall be sufficient as a financing statement. The Servicer may perform the foregoing obligations on behalf of the Issuer.

Section 2.4. Release of Collateral. Anything contained in this Indenture to the contrary notwithstanding, following the payment of the Notes in full, the Payment Date on which the Notes are redeemed in full pursuant to Section 3.12 or in connection with a sale permitted under Sections 3.3 or 3.4 of the Sale and Servicing Agreement, and in each case, payment of all other amounts due and owing under the terms of the Indenture, the Indenture Trustee shall (at the written request of the Servicer) promptly release its security interest in the Collateral.

Section 2.5. Effect of Release. When the release of the Collateral is effective in accordance with Section 2.4, all right, title and interest of the Indenture Trustee in, to and under the Collateral shall terminate and shall revert to the Issuer, its successors and assigns, and the right, title and interest of the Indenture Trustee therein shall thereupon cease, terminate and become void; and, upon the written request of the Issuer, its successors or assigns, and at the cost and expense of the Issuer, its successors or assigns, the Indenture Trustee shall execute such

UCC-3 financing statements or such other instruments as are provided to it as necessary or desirable to terminate and remove record of any documents constituting public notice of this Indenture and, in any case, the security interests and assignments granted hereunder with respect to the Collateral and shall assign and transfer, or cause to be assigned and transferred, and shall deliver or cause to be delivered to the Issuer, all property, including all moneys, instruments and securities, of the Issuer then held by the Indenture Trustee with respect to the Collateral.

ARTICLE III

NOTES

Section 3.1. Form.

(a)	The Notes, together with the Indenture Trustee’s certificate of authentication, will be in substantially the form set forth in Exhibit A with such variations as are required or permitted by this Indenture (the “Definitive Notes”). The Notes may have such marks of identification and such legends or endorsements placed on them as may be determined, consistent with this Indenture, by the Responsible Officer of the Issuer executing such Notes, as evidenced by their execution of such Notes. The physical Notes will be produced by any method as determined by the Responsible Officer of the Issuer executing such Notes, as evidenced by their execution of such Notes.

(b)	Each Note will be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of this Indenture and are incorporated into this Indenture by reference.

Section 3.2. Execution, Authentication and Delivery.

(a)	A Responsible Officer of the Issuer will execute the Notes on behalf of the Issuer. The signature of such Responsible Officer on the Notes may be manual or facsimile. Notes bearing the manual or facsimile signature of an individual who was a Responsible Officer of the Issuer will bind the Issuer, notwithstanding that such individual has ceased to hold such office before the authentication and delivery of such Notes or did not hold such office at the date of issuance of such Notes.

(b)	The Indenture Trustee will, upon Issuer Order, authenticate and deliver the Notes for original issue at the Note Rate and with the initial Class A Note Balance as set forth below.

Note	Note Rate	Initial Class A Note Balance
Class A Note	3.13%	$105,000,000

(c)	The Notes will initially be issued as Definitive Notes. The Notes will be issuable in minimum denominations of $100,000 and in multiples of $1,000 in excess thereof. Notwithstanding the foregoing, one Note may fail to be in such minimum denominations due to the difference between such minimum denomination requirement and the initial Class A Note Balance.

(d)	No Note will be entitled to any benefit under this Indenture or be valid for any purpose, unless it bears a certificate of authentication substantially in the form provided for in this Indenture executed by the Indenture Trustee by the manual signature of one of its authorized signatories, and such certificate upon any Note will be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered under this Indenture.

Section 3.3. Tax Treatment. The Issuer intends that Notes that are owned or beneficially owned by a Person other than CCG or its Affiliates will be indebtedness of the Issuer, secured by the Collateral, for U.S. federal, state and local income and franchise tax purposes. The Issuer, by entering into this Indenture, and each Noteholder, by its acceptance of a Note (and each Note Owner by its acceptance of an interest in the applicable Book-Entry Note), agree to treat the Notes for U.S. federal, state and local income and franchise tax purposes as indebtedness of the Issuer.

Section 3.4. Registration; Registration of Transfer and Exchange.

(a)	The Issuer appoints the Indenture Trustee to be the “Note Registrar” and to keep a register (the “Note Register”) for the purpose of registering Notes and transfers of Notes as provided in this Indenture. Upon any resignation of the Note Registrar, the Issuer will promptly appoint a successor or, if it elects not to make such an appointment, assume the duties of Note Registrar. If the Issuer appoints a Person other than the Indenture Trustee as Note Registrar, (i) the Issuer will notify the Indenture Trustee of such appointment, (ii) the Indenture Trustee will have the right to inspect the Note Register at all reasonable times and to obtain copies of the Note Register and (iii) the Indenture Trustee will have the right to rely upon a certificate executed by an officer of the Note Registrar as to the names and addresses of the Noteholders and the principal amounts and number of the Notes.

(b)	Upon surrender for registration of transfer of any Note at the office or agency of the Issuer maintained under Section 5.1(h), if the requirements of Section 8- 401(a) of the applicable UCC are met, the Issuer will execute, the Indenture Trustee will authenticate and the Noteholder will obtain from the Indenture Trustee, in the name of the designated transferee or transferees, one or more new Notes, in any authorized denomination, in the same aggregate principal amount.

(c)	A Noteholder may exchange Notes for other Notes, in any authorized denominations, in the same aggregate principal amount, by surrendering the Notes to be exchanged at the office or agency of the Issuer maintained under Section 5.1(h). If the requirements of Section 8-401(a) of the applicable UCC are met, the Issuer will execute, the Indenture Trustee will authenticate and the Noteholder will obtain from the Indenture Trustee the Notes that the Noteholder making such exchange is entitled to receive.

(d)	All Notes issued upon any registration of transfer or exchange of Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(e)	Every Note presented or surrendered for registration of transfer or exchange will be (i) duly endorsed by, or be accompanied by a written instrument of transfer in form satisfactory to the Note Registrar or the Indenture Trustee duly executed by, the Noteholder of such Note or such Noteholder’s attorney duly authorized in writing, with such signature guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar which requirements include membership or participation in Securities Transfer Agents Medallion Program or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, the Securities Transfer Agents Medallion Program, all in accordance with the Exchange Act, and (ii) accompanied by such other documents as the Indenture Trustee may require.

(f)	None of the Issuer, the Note Registrar or the Indenture Trustee will impose a service charge on a Noteholder for any registration of transfer or exchange of Notes. The Issuer, the Note Registrar or the Indenture Trustee may require such Noteholder to pay an amount sufficient to cover any tax or other governmental charge that may be imposed in connection with such registration of transfer or exchange of the Notes.

(g)	Neither the Issuer nor the Note Registrar will be required to register transfers or exchanges of Notes selected for redemption or Notes whose next Payment Date is not more than 15 days after the requested date of such transfer or exchange.

(h)	The Notes have not been registered under the Securities Act or any state securities law. None of the Issuer, the Note Registrar or the Indenture Trustee is obligated to register the Notes under the Securities Act or any other securities or “blue sky” laws or to take any other action not otherwise required under this Indenture or the Trust Agreement to permit the transfer of any Note without registration. The Issuer, at the direction of the Depositor, may elect to register, or cause the registration of, the Notes under the Securities Act and any applicable state securities law, in which case the Issuer will deliver, or cause to be delivered, to the Indenture Trustee and the Note Registrar such Opinions of Counsel, Officer’s Certificates and other information as determined by the Depositor as necessary to effect such registration.

(i)	Until such time as any such Notes has been registered under the Securities Act and any applicable state securities law pursuant to Section 3.4(h), no Note may be sold, transferred, assigned, participated, pledged, or otherwise disposed of (any such act, a “Note Transfer,”) to any Person except in accordance with the provisions of this Section 3.4, and any attempted Note Transfer in violation of this Section 3.4 will be null and void (each a “Void Note Transfer”).

(j)	Each Note will bear a legend to the effect of the legend contained in Exhibit A unless determined otherwise by the officers executing such Note consistent with applicable law. As a condition to the registration of any Note Transfer, the prospective transferee of such Note will be deemed to represent to the Indenture Trustee, the Note Registrar and the Issuer the following:

(i)	It understands that the Notes have not been and will not be registered under the Securities Act or any state or other applicable securities or “blue sky” law.

(ii)	It understands that Note Transfers are only permitted if made in compliance with the Securities Act and other applicable laws and only to a person that the holder reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act (a “QIB”).

(iii)	It (A) is a QIB, (B) is aware that the sale to it is being made in reliance on Rule 144A under the Securities Act and if it is acquiring such Notes or any interest or participation in the Notes for the account of another QIB, such other QIB is aware that the sale is being made in reliance on Rule 144A under the Securities Act and (C) is acquiring such Notes or any interest or participation in the Notes for its own account or for the account of another QIB.

(iv)	It is purchasing the Notes for its own account or for one or more investor accounts for which it is acting as fiduciary or agent, in each case for investment, and not with a view to offer, transfer, assign, participate, pledge or otherwise dispose of such Notes in connection with any distribution of such Notes that would violate the Securities Act.

(k)	By acceptance of any Note, the Noteholder specifically agrees with and represents to the Depositor, the Issuer and the Note Registrar, that no Note Transfer will be made unless (i) the registration requirements of the Securities Act and any applicable state securities laws have been complied with in respect of such class in accordance with Section 3.4(h), (ii) such Note Transfer is to the Depositor or its Affiliates, or (iii) such Note Transfer is exempt from the registration requirements under the Securities Act because such Note Transfer is in compliance with Rule 144A under the Securities Act, to a transferee who the transferor reasonably believes is a Qualified Institutional Buyer (as defined in the Securities Act) that is purchasing for its own account or for the account of a Qualified Institutional Buyer and to whom notice is given that such Note Transfer is being made in reliance upon Rule 144A under the Securities Act. The Issuer will make available to the prospective transferor and transferee of a Note information requested to satisfy the requirements of paragraph (d)(4) of Rule 144A (the “Rule 144A Information”). The Rule 144A Information will include any or all of the following items requested by the prospective transferee:

(i)	the Servicer Report for each Payment Date preceding such request; and

(ii)	such other information as is reasonably available to the Issuer in order to comply with requests for information pursuant to Rule 144A.

Section 3.5. Mutilated, Destroyed, Lost or Stolen Notes.

(a)	If a mutilated Note is surrendered to the Indenture Trustee or the Indenture Trustee receives evidence to its satisfaction of the destruction, loss or theft of a Note, then the Issuer will execute and, upon Issuer Request, the Indenture Trustee will authenticate and deliver a replacement Note of the same principal amount in exchange for or in lieu of such Note so long as (i) the Indenture Trustee receives such security or indemnity as may be required by it to hold the Issuer and the Indenture Trustee harmless (the unsecured indemnity of any Acceptable Indemnitor being deemed satisfactory for such purpose), (ii) none of the Issuer, the Note Registrar or the Indenture Trustee have received notice that such Note has been acquired by a protected purchaser, as defined in Section 8-303 of the applicable UCC and (iii) the requirements of Section 8-405 of the applicable UCC are met. However, if any such destroyed, lost or stolen Note (but not a mutilated Note) is due and payable within fifteen (15) days or has been called for redemption, instead of issuing a replacement Note, the Issuer may pay such destroyed, lost or stolen Note when so due or payable or upon the Payment Date on which the Note has been redeemed pursuant to Section 3.12 without surrender of such Note. If a protected purchaser of the original Note in lieu of which such replacement Note was issued (or such payment made) presents for payment such original Note, the Issuer and the Indenture Trustee will be entitled to recover such replacement Note (or such payment) from the Person to whom it was delivered or any Person taking such replacement Note (or such payment) from such Person to whom such replacement Note (or such payment) was delivered or any assignee of such Person, except a protected purchaser, and will be entitled to recover upon the security or indemnity provided for such replacement Note (or such payment) for any cost, expense, loss, damage, claim or liability incurred by the Issuer or the Indenture Trustee in connection with such replacement Note (or such payment).

(b)	Upon the issuance of any replacement Note under Section 3.5(a), the Issuer may require the Noteholder of such Note to pay an amount sufficient to cover any tax or other governmental charge imposed.

(c)	Each replacement Note issued pursuant to Section 3.5(a) will constitute an original additional contractual obligation of the Issuer, whether or not the mutilated, destroyed, lost or stolen Note will be enforceable by anyone and, except as otherwise provided in this Indenture, will be entitled to all the benefits of this Indenture.

(d)	The provisions of this Section 3.5 are exclusive and preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 3.6. Persons Deemed Owners. With respect to any date of determination, the Issuer, the Indenture Trustee and any agent of the Issuer or the Indenture Trustee may treat the Person in whose name any Note is registered as of such date as the owner of such Note for the purpose of receiving payments of principal of and any interest on such Note and for all other purposes, and none of the Issuer, the Indenture Trustee or any agent of the Issuer or the Indenture Trustee will be affected by notice to the contrary.

Section 3.7. Payment of Principal and Interest.

(a)	The Notes will accrue interest at the applicable Note Rate. Interest on the Note will be due and payable on each Payment Date as specified in such Note. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)	Interest and principal payments on the Notes will be made ratably to the Noteholders entitled to such payments. On each Payment Date, distributions to be made with respect to interest on and principal of the Definitive Notes will be paid to the Registered Noteholder (i) if such Noteholder has provided to the Note Registrar appropriate instructions at least five Business Days before such Payment Date (which instructions will remain in effect until the Noteholder provides new instructions to the Note Registrar in accordance with this Section) and the aggregate original principal amount of such Noteholder’s Notes is at least $1,000,000, by wire transfer in immediately available funds to the account of such Noteholder or (ii) by check mailed first class mail, postage prepaid, to such Registered Noteholder’s address as it appears on the Note Register on the related Record Date. Distributions to be made with respect to interest on and principal of Book-Entry Notes will be paid to the Registered Noteholder by wire transfer in immediately available funds to the account designated by the nominee of the Clearing Agency. However, the final installment of principal (whether payable by wire transfer or check) of each Note on a Payment Date, the Payment Date on which the Notes are being redeemed pursuant to Section 3.12 or the Final Payment Date will be payable only upon presentation and surrender of such Note. The Indenture Trustee will notify each Registered Noteholder of the date on which the Issuer expects that the final installment of principal of and interest on such Registered Noteholder’s Notes will be paid not later than ten days before such date. Such notice will specify the place where such Notes may be presented and surrendered for payment of such installment. All funds paid by wire transfers or checks that are returned undelivered will be held in accordance with Section 4.5(c).

(c)

The principal of each Note will be payable in installments on each Payment Date as specified in such Note. The entire unpaid Note Balance of each Class of Notes will be due and payable on the earlier of its applicable Maturity Date and the

Payment Date on which the Notes are being redeemed pursuant to Section 3.12. Notwithstanding the foregoing, the entire unpaid principal amount of the Notes will be due and payable on the date on which the Notes are declared to be immediately due and payable in the manner provided in Section 7.2.

Section 3.8. Cancellation.

Any Person seeking to surrender a Note for payment, registration of transfer, exchange or redemption will deliver such Note to the Indenture Trustee. The Indenture Trustee will promptly cancel all Notes it receives that have been surrendered for payment, registration of transfer or exchange, or redemption. The Issuer may deliver to the Indenture Trustee for cancellation any Notes previously authenticated and delivered under this Indenture which the Issuer may have acquired in any manner, and the Indenture Trustee will promptly cancel such Notes. No Notes will be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 3.8. The Indenture Trustee may hold or dispose of all cancelled Notes in accordance with its standard retention or disposal policy unless the Issuer directs, by Issuer Order, that they be destroyed or returned to it (so long as such Notes have not been disposed of previously by the Indenture Trustee).

Section 3.9. Book Entry Notes. The Notes will be eligible to be transferred for Book-Entry Notes on any date at the request of 100% of the Noteholders to the Issuer, the Indenture Trustee, the Note Registrar and the Depositor. Upon Issuer Order and otherwise in accordance with the provisions of Section 3.4, the Issuer will execute and the Indenture Trustee will authenticate such Book-Entry Notes and otherwise comply with the requirements of the Clearing Agency. Book-Entry Notes will be issued in the form of typewritten Notes representing the Book-Entry Notes and delivered to The Depository Trust Company, the Clearing Agency, by, or on behalf of, the Issuer. Book-Entry Notes will be registered on the Note Register in the name of Cede & Co., the nominee of the Clearing Agency. If such Book-Entry Notes are issued:

(a)	the Note Registrar and the Indenture Trustee will be entitled to deal with the Clearing Agency for all purposes of this Indenture (including the payment of principal of and interest on the Book-Entry Notes and the giving of notices, instructions or directions under this Indenture) as the sole Noteholder of the Book-Entry Notes, and will have no obligation to the Note Owners;

(b)	the Clearing Agency will make book-entry transfers among its participants and receive and transmit payments of principal of and interest on the Book-Entry Notes to such participants;

(c)	to the extent that the provisions of this Section 3.9 conflict with any other provisions of this Indenture, the provisions of this Section 3.9 will control;

(d)	the rights of Note Owners may be exercised only through the Clearing Agency and will be limited to those established by law and agreements between such Note Owners and the Clearing Agency and/or its participants; and

(e)	whenever this Indenture requires or permits actions to be taken based upon written instructions or written directions of Noteholders of a specified percentage of the Class A Note Balance, the Clearing Agency will be deemed to represent such percentage only to the extent that it has received instructions to such effect from Note Owners and/or the Clearing Agency’s participants owning or representing, respectively, such required percentage of the beneficial interest of the Class A Note Balance and has delivered such instructions to the Indenture Trustee.

Section 3.10. Authenticating Agents.

(a)	The Indenture Trustee may appoint one or more Persons (each, an “Authenticating Agent”) with the power to act on its behalf and subject to its direction in the authentication of Notes in connection with issuances, transfers and exchanges under Sections 3.2, 3.4, 3.5 and 9.5, as though each such Authenticating Agent had been expressly authorized by those Sections to authenticate such Notes. For all purposes of this Indenture, the authentication of Notes by an Authenticating Agent pursuant to this Section 3.10 is deemed to be the authentication of Notes “by the Indenture Trustee.”

(b)	Any Person into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, consolidation or conversion to which an Authenticating Agent is a party, or any Person succeeding to all or substantially all of the corporate trust business of an Authenticating Agent, will be the successor of such Authenticating Agent under this Indenture without the execution or filing of any document or any further act.

(c)	An Authenticating Agent may resign by giving notice of resignation to the Indenture Trustee and the Owner Trustee. The Indenture Trustee may terminate the agency of an Authenticating Agent by giving notice of termination to such Authenticating Agent and the Owner Trustee. Upon receiving such notice of resignation or upon such a termination, the Indenture Trustee may appoint a successor Authenticating Agent and will notify the Owner Trustee of any such appointment.

(d)	Sections 8.2 and 8.4 will apply to each Authenticating Agent

Section 3.11. Note Paying Agents.

(a)	The Indenture Trustee may appoint one or more Note Paying Agents that meet the eligibility standards for the Indenture Trustee specified in Section 8.11(a). The Note Paying Agents will have the power to make distributions from the Collection Account and Reserve Account.

(b)	Any Person into which a Note Paying Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, consolidation or conversion to which a Note Paying Agent is a party, or any Person succeeding to all or substantially all of the corporate trust business of a Note Paying Agent, will be the successor of such Note Paying Agent under this Indenture without the execution or filing of any document or any further act.

(c)	A Note Paying Agent may resign by giving notice of resignation to the Indenture Trustee, the Depositor and the Issuer. The Indenture Trustee may terminate the agency of a Note Paying Agent by giving notice of termination to such Note Paying Agent, the Depositor and the Issuer. Upon receiving such notice of resignation or upon such a termination, the Indenture Trustee may appoint a successor Note Paying Agent and will notify the Depositor and the Issuer of any such appointment.

(d)	Sections 8.2 and 8.4 will apply to each Note Paying Agent.

Section 3.12. Optional Redemption of the Notes.

(a)	The Notes are subject to redemption in whole, but not in part, at the written direction of the Servicer on any Payment Date on which the Servicer exercises its option to purchase the Collateral pursuant to Section 3.4 of the Sale and Servicing Agreement. After the Servicer notifies the Indenture Trustee that it will exercise its option pursuant to Section 3.4 of the Sale and Servicing Agreement, the Indenture Trustee will promptly notify the Noteholders:

(i)	of the outstanding Class A Note Balance to be prepaid as of the most recent Payment Date and that the Notes plus accrued and unpaid interest on such Notes at the applicable Note Rate to the Payment Date on which the Notes will be redeemed will be paid in full;

(ii)	of the place where such Notes are to be surrendered for final payment (which will be the office or agency of the Issuer maintained as provided in Section 5.1(h) or the Corporate Trust Office of the Indenture Trustee; and

(iii)	that on the date that the Notes are redeemed, the outstanding principal amount together with accrued interest thereon and all other sums due under this Indenture will become due and payable upon the Notes and that interest on the Notes will cease to accrue from and after the date that the Notes are redeemed, unless the Issuer defaults in the payment of the Notes on such date.

(b)	The Issuer will cause the Servicer to deposit by 10:00 a.m. (New York City time) on the Business Day preceding the date that the Notes are to be redeemed in the Collection Account the amount required pursuant to Section 3.4 of the Sale and Servicing Agreement, whereupon all such Notes will be paid in full on the date that the Notes are redeemed.

(c)	On the date that the Notes are redeemed, the outstanding principal amount of the Notes will be due and payable and interest on the Notes will cease to accrue from and after the date that the Notes are redeemed, unless the Issuer defaults in the payment of the Notes on the such date. Upon redemption, the Indenture Trustee agrees to execute (at the written request and expense of the Issuer) any and all instruments reasonably requested of it to release the Collateral from the Lien of this Indenture and release to the Issuer or any other Person entitled to any funds then on deposit in the Collection Account or Reserve Account under this Indenture.

ARTICLE IV

DISTRIBUTIONS

Section 4.1. Collection of Money. Except as otherwise provided in this Indenture, the Indenture Trustee may demand payment or delivery of, and will receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all money and other property payable to or receivable by the Indenture Trustee pursuant to this Indenture and the Sale and Servicing Agreement. The Indenture Trustee will apply all such money received by it as provided in this Indenture and the Sale and Servicing Agreement.

Section 4.2. Collection Account, Collections. A Collection Account has been established pursuant to Section 4.1(a) of the Sale and Servicing Agreement. The Indenture Trustee shall have control over the Collection Account and all monies, instruments and other property from time to time in the Collection Account within the meaning of the applicable UCC. On each Payment Date, all interest and earnings (net of losses and reasonable investment expenses) on funds on deposit in the Collection Account shall be applied as Collections in accordance with Section 4.5(a). On the Final Payment Date or any date on which the Notes are redeemed pursuant to Section 3.12, any funds remaining on deposit in the Collection Account shall be paid to the Certificateholder.

Section 4.3. Reserve Account. A Reserve Account has been established pursuant to Section 4.1(b) of the Sale and Servicing Agreement. The Indenture Trustee shall have control over the Reserve Account and all monies, instruments and other property from time to time in the Reserve Account within the meaning of the applicable UCC. On or before each Payment Date, the Indenture Trustee will withdraw from the Reserve Account the Reserve Account Withdrawal Amount and deposit such amount into the Collection Account as indicated on the related Servicer Report delivered pursuant to Section 4.1 of the Sale and Servicing Agreement.

Section 4.4. Lock-Box Accounts. All Obligors in respect of Pool Receivables sold or contributed to the Issuer pursuant to the Sale and Servicing Agreement and pledged under this Indenture have been instructed to make payment to the Lock-Box Account pursuant to Section 6.2(f) of the Sale and Servicing Agreement. The names and addresses of the Lock-Box Bank, together with the account number of the Lock-Box Account at the Lock-Box Bank, are specified on Schedule III, as such schedule may be updated by notice from the Issuer to the Indenture Trustee as provided in Section 5.1(p) hereof.

Section 4.5. Priority of Distribution.

(a)	So long as the Indenture Trustee has received the Servicer Report by the related Determination Date or, in any event, not later than the close of business on the related Payment Date, the Indenture Trustee, based on information contained in the most recent Servicer Report) will make the following withdrawals from the Collection Account and make deposits and payments on each Payment Date, to the extent of Available Amounts on deposit in the Collection Account with respect to such Payment Date, in the following order of priority (pro rata to the Persons within each priority level based on the amounts due except as otherwise specified):

First	to the Servicer, any unreimbursed Servicer Advances, as defined in Section 3.6 of the Sale and Servicing Agreement, in respect of a prior Collection Period;

Second	if a successor Servicer were being appointed, to the Successor Servicer, the costs and expenses associated with the appointment of such successor Servicer and the transition relating thereto (which amount shall not, taken in the aggregate with all other amounts withdrawn for such purpose, exceed $50,000 in aggregate for the life of the transaction);

Third	to the Servicer, (i) the Servicing Fee then due, together with any accrued and unpaid Servicing Fees from prior Collection Periods and (ii) expenses of the Servicer, such expenses not to exceed $100,000 in aggregate for the life of the transaction;

Fourth	to the Indenture Trustee, Back-Up Servicer, Owner Trustee and Custodian, pro rata based on the amounts so due, (i) first the Indenture Trustee Fees, Back-Up Servicing Fees, Owner Trustee Fees and Custodian Fees then due, together with any unpaid Indenture Trustee Fees, Back-Up Servicing Fees, Owner Trustee Fees and Custodian Fees from prior Collection Periods and (ii) second expenses and indemnified amounts of the Indenture Trustee, Back-Up Servicer, Owner Trustee and Custodian, such expenses and indemnified amounts not to exceed, prior to the occurrence of an Event of Default, $100,000 per party every two years, beginning on the Closing Date. After the occurrence of an Event of Default, the caps on expenses and indemnified amounts shall not be applicable;

Fifth	to the Noteholders, the amount of interest accrued on the Notes during the prior Interest Period, plus any amount of interest on the Notes that was not paid when due (and, to the extent permitted by law, any interest on that unpaid amount);

Sixth	to the Reserve Account, an amount equal to the positive excess of the Required Reserve Amount over the remaining balance in the Reserve Account after giving affect to any payments made on such Payment Date;

Seventh	to the Noteholders, to pay principal on the Notes in an amount equal to the Class A Principal Payment Amount;

Eighth	to the Noteholders, reimbursement for any indemnity payments the Noteholders may have elected to make to the Indenture Trustee;

Ninth	to the Indenture Trustee, Back-Up Servicer, Custodian and Owner Trustee all amounts due and not paid pursuant to clause Fourth by reason of the limitation in such clause; and

Tenth	to the Certificateholder, any remaining amounts.

(b)	All amounts payable by the Issuer under this Indenture and the other Transaction Documents shall be subject to, and all funds available to the Issuer shall be applied in accordance with, the priorities set forth in Section 4.5(a), provided, however, that the foregoing provision shall not affect or constitute a waiver of any Event of Default if such funds are insufficient to pay in full when due any amount which is payable by the Issuer hereunder or under any other Transaction Document.

(c)	Collections Held in Trust. (i) If at any time the Issuer, shall receive any Collections other than through payment into the Lock-Box Account, the Issuer shall promptly (but in any event within two (2) Business Days of receipt thereof) remit or cause to be remitted all such Collections to the applicable Lock-Box Account. All Collections received by the Issuer and all Collections held by the Servicer in the Lock-Box Account pursuant to the Sale and Servicing Agreement, shall be held by such Person in trust for the exclusive benefit of the Indenture Trustee and the Noteholders. The Class A Note Balance shall not be deemed repaid by any amount of the Collections held in trust by the Issuer or the Servicer, as applicable, unless such amount is finally paid by the Indenture Trustee in accordance with Section 4.5(a).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ISSUER

Section 5.1. Representations by the Issuer. Unless otherwise provided herein, the Issuer represents and warrants to the Indenture Trustee and the Noteholders that on the Closing Date:

(a)	Corporate Existence and Power. The Issuer:

(i)	will keep in full effect its existence, rights and franchises as a statutory trust under the Delaware Statutory Trust Act (unless it becomes, or any successor Issuer under this Indenture is or becomes, organized under the laws of any other state or of the United States, in which the Issuer will keep in full effect its existence, rights and franchises under the laws of such other jurisdiction) and will obtain and preserve its qualification in each jurisdiction in which such qualification is or will be necessary to protect the validity and enforceability of this Indenture, the Notes, the Collateral and each other instrument or agreement included in the Collateral;

(ii)	is not organized under the Laws of any other jurisdiction or governmental authority;

(iii)	has all power and all licenses, authorizations, consents and approvals of all Official Bodies required to own or lease its properties and to carry on its business in each jurisdiction in which its business is conducted (except where the failure to have any such licenses, authorizations, consents and approvals would not individually or in the aggregate have a Material Adverse Effect); and

(iv)	is duly qualified to do business and is in good standing in every other jurisdiction in which the nature of its business or ownership or lease of its properties requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(b)	Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by it of this Indenture and the other Transaction Documents to which it is a party: (i) are within its powers, (ii) have been duly authorized (iii) require no action by or in respect of, or filing with, any Official Body or official thereof (except as contemplated by this Indenture which have been (or as of the Closing Date will have been) duly made and in full force and effect), (iv) do not contravene or constitute a default under (1) its formation documents, (2) any Law applicable to it, (3) any material contractual restriction binding on or affecting it or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, or (5) will not result in the creation or imposition of any Lien upon or with respect to its property (except as contemplated hereby).

(c)	Binding Effect. Each of this Indenture and the other Transaction Documents to which it is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding in equity or at law.

(d)	Accuracy of Information. All written information heretofore furnished by it to any Noteholder, the Indenture Trustee or in connection with this Indenture or any transaction contemplated hereby is, and all such written information hereafter furnished by it to the Noteholders or the Indenture Trustee will be, true, complete and accurate in every material respect, on the date such information is stated or certified, and no such item contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(e)	Tax Status. It has (i) filed all tax returns (federal, state and local) required to be filed, (ii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges except for taxes, assessments and other governmental charges that are being contested in good faith through appropriate Proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP and (iii) no tax lien has been filed and to its knowledge, no tax lien claim is being asserted against any of its properties which could reasonably be expected to have a Material Adverse Effect.

(f)	Action, Suits. It is not in violation of any order of any Official Body or arbitrator. There are no actions, suits, litigation, investigations or Proceedings pending, or to its knowledge, threatened, against or affecting it or any of its Affiliates or their respective properties, in or before any Official Body or arbitrator, which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(g)	Use of Proceeds. No proceeds in connection of the Notes shall be used by it (i) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended, (ii) to acquire any equity security of a class which is registered pursuant to Section 12 of such act or (iii) for any other purpose that violates Applicable Law, including Regulations T, U or X of the Federal Reserve Board.

(h)	Maintenance of Office or Agency. The Issuer will maintain an office or agency in St. Paul, Minnesota, where Notes may be surrendered for registration of transfer or exchange, and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer initially appoints the Indenture Trustee to serve as its agent for such purposes. The Issuer will promptly notify the Indenture Trustee of any change in the location of such office or agency. If the Issuer fails to maintain any such office or agency or fails to furnish the Indenture Trustee with the address of such office or agency, such surrenders, notices and demands may be made or served at the Corporate Trust Office, and the Issuer appoints the Indenture Trustee as its agent to receive all such surrenders, notices and demands

(i)	Subsidiaries; Tradenames, Etc. As of the Closing Date: (i) it has no Subsidiaries and divisions; and (ii) it has not operated under any tradenames and has not changed its name, merged with or into or consolidated with any other Person or been the subject of any Proceeding under the Bankruptcy Code.

(j)	Security Interest. On the Closing Date, the Indenture Trustee shall acquire and hold a valid and enforceable first priority perfected security interest in each Pool Receivable and all other Collateral free and clear of any Lien, other than Permitted Liens.

(k)	Nature of Pool Receivable. Each Pool Receivable satisfied the definition of Eligible Receivable set forth herein on the Closing Date or on a Substitution Date.

(l)	Material Adverse Effect. Since the Cut-Off Date, there has been no Material Adverse Effect.

(m)	No Event of Default. No event exists and no condition exists, or would constitute a Default, Event of Default or Servicer Default.

(n)	Not an Investment Company. It is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, or is exempt from all provisions of such act.

(o)	ERISA. Neither the Issuer nor any ERISA Affiliate (A) maintains any pension plan or (B) contributes to any multiemployer plan.

(p)	Lock-Box Accounts. The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks are specified in Schedule III, as updated by the Issuer from time to time by notice from the Issuer or the Servicer to the Indenture Trustee. To the extent that there is more than one Lock-Box Account, Schedule III will indicate, by Contract number, to which Lock-Box Account funds received on a related Pool Receivable will be deposited. All Obligors have been instructed to make payment in respect of the Pool Receivables to a Lock-Box Account. The Issuer shall at all times have the ability to identify and segregate, in accordance with the terms of the Intercreditor Agreement, all of the Collections from other funds on deposit in each Lock-Box Account within five (5) Business Days after receipt of such Collections.

(q)	Transfers Under Sale and Servicing Agreement. Each Pool Receivable has been purchased by it from the Depositor pursuant to, and in accordance with, the terms of the Sale and Servicing Agreement.

(r)	Preference; Voidability. The Issuer shall have given reasonably equivalent value to the Depositor in consideration for the transfer to it of the Pool Receivables under the Sale and Servicing Agreement and such transfer shall not have been made for or on account of an antecedent debt owed by the Depositor to it and no such transfer is or may be voidable under any section of the Bankruptcy Code.

(s)	Representations and Warranties in other Transaction Documents. Each of the representations and warranties made by the Issuer contained in the Transaction Documents (other than this Indenture) is true, complete and correct in all respects and it hereby makes each such representation and warranty to, and for the benefit of, the Indenture Trustee and the Noteholders as if the same were set forth in full herein.

(t)	Perfection Representations. The Issuer is the owner of all of the Receivables listed on Schedule I and other Collateral, free and clear of all Liens (other than Permitted Liens). The Issuer further represents:

(i)	General.

(1)	The Pool Receivables constitute “accounts,” “instruments,” “general intangibles,” or “tangible chattel paper” within the meaning of the applicable UCC.

(2)	The Issuer has taken all steps necessary to perfect its security interest against the Obligors and the Equipment securing the Pool Receivables.

(3)	The Issuer has received all consents and approvals required by the terms of the Pool Receivables to the pledge of a security interest in the Pool Receivables hereunder to the Indenture Trustee (for the benefit of the Noteholders).

(ii)	Creation. The Issuer owns and has good and marketable title to the Collateral free and clear of any Lien of any Person, excepting other Permitted Liens and liens for taxes, assessments or similar governmental charges or levies that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established in accordance with GAAP, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the Lien attaches is not impaired during the pendency of such proceeding.

(iii)	Perfection.

(1)	The Issuer has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law and taken all other action necessary in order to perfect (i) the sale of the Collateral from the Depositor to the Issuer, and (ii) the first priority security interest in the Collateral granted to the Indenture Trustee (for the benefit of the Noteholders) hereunder (provided, that no representation is made herein with respect to creation, ownership or perfection of any security interest in goods or other assets pledged by an Obligor (other than the Equipment).

(2)	With respect to the Collection Account and the Reserve Account, the Issuer has taken all steps necessary to cause the Indenture Trustee (for the benefit of the Noteholders) to become the account holder of such accounts.

(iv)	Priority.

(1)

Other than the transfer of the Sold Assets (as defined in the Purchase Agreement) from the Originator to the Depositor under the Purchase Agreement and the transfer of the Sold Assets (as defined in the Sale and Servicing Agreement) from the Depositor to the Issuer under the Sale and Servicing Agreement and the security interest granted to the Indenture Trustee (for the benefit of the Noteholders) pursuant to this

Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. The Issuer has not authorized the filing of, nor is aware of any financing statements against the Issuer, the Depositor or the Originator that include a description of collateral covering the Collateral other than any financing statement relating to the transfer of Sold Assets under the Purchase Agreement and the Sale and Servicing Agreement or the security interest granted to the Indenture Trustee (for the benefit of the Noteholders) hereunder or that has been or is being terminated in connection with the execution of this Indenture. The Issuer is not aware of any judgment or tax lien filings against the Issuer. Accordingly, the Indenture Trustee holds a first priority perfected security interest in all of the Collateral.

(2)	With respect to Collateral which constitute “tangible chattel paper” or “instruments” within the meaning of the applicable UCC, the Custodian, as agent for the Issuer, has in its possession all original copies of the instruments that constitute or evidence the Collateral. The Contracts and instruments that constitute or evidence the Collateral do not have any marks or notation indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Indenture Trustee (for the benefit of the Noteholder). All financing statements filed or to be filed against the Issuer in favor of the Indenture Trustee (for the benefit of the Noteholder) in connection herewith describing the Collateral contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement which is not permitted under the Indenture will violate the rights of the Indenture Trustee (for the benefit of the Noteholders).”

(v)	Survival of Perfection Representations. Notwithstanding any other provision of this Indenture or any other Transaction Document, the Perfection Representations shall be continuing, and remain in full force and effect, until the occurrence of the Final Payment Date.

(vi)	No Waiver. The Issuer: (i) shall not, without obtaining the consent of the Indenture Trustee waive any of the Perfection Representations; (ii) shall provide the Indenture Trustee with prompt written notice of any breach of these perfection representations, and shall not, without obtaining the consent of the Indenture Trustee waive a breach of any of these perfection representations.

(u)	Rule 17g-5. Each of CCG and the Issuer has complied with the representations, certifications and covenants made by each of them to the Rating Agency in connection with the engagement of the Rating Agency to issue and monitor a credit rating on the Notes, including any certification provided to the Rating Agency in connection with Rule 17g-5(a)(iii) of the Exchange Act (“Rule 17g-5”). CCG and the Issuer are the parties responsible for compliance with Rule 17g-5 in connection with the issuance and monitoring of the credit ratings on the Notes.

(v)	Compliance with Law. It has complied with all Applicable Laws to which it may be subject (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) except where the failure to comply would not have a Material Adverse Effect.

ARTICLE VI

COVENANTS

Section 6.1. Affirmative Covenants of the Issuer. At all times from the date hereof to the Final Payment Date, unless the Noteholders shall otherwise consent in writing, the Issuer hereby covenants and agrees with the Noteholders and the Indenture Trustee:

(a)	Payment of Principal and Interest. The Issuer will duly and punctually pay the principal of and interest on the Notes in accordance with the Notes and this Indenture. Amounts withheld under the Internal Revenue Code or any State or local tax law by any Person from a payment to any Noteholder will be considered as having been paid by the Issuer to such Noteholder.

(b)	Reporting Requirements. On each Determination Date, the Issuer, or the Servicer on its behalf, shall deliver a monthly Servicer Report to (i) the Indenture Trustee on behalf of the Noteholders, (ii) the Noteholders, (iii) the Rating Agency, and (iv) the Back-Up Servicer detailing, among other things, amounts received on the Pool Receivables in respect of the immediately preceding Collection Period and available for payment on the Payment Date. The Issuer shall maintain a system of accounting established and administered in accordance with GAAP, and the Issuer shall furnish to the Indenture Trustee and on receipt thereof the Indenture Trustee shall distribute to the Noteholders:

(i)	Annual Reporting. Within ninety (90) days after the close of each Fiscal Year of the Issuer shall deliver or cause to be delivered to the Noteholders audited financial statements with respect to the Servicer (and, if the Originator is not the Servicer, the Originator) and its Subsidiaries, prepared by a nationally-recognized accounting firm reasonably acceptable to the Indenture Trustee (at the direction of the Noteholders) in accordance with GAAP on a consolidated basis, including balance sheets as of the end of such period, related statements of operations, shareholder’s equity and cash flows, accompanied by an unqualified audit report certified by such accountants, prepared in accordance with GAAP.

(ii)

Quarterly Reporting. Within forty-five (45) days after the close of the first three quarterly periods of the Fiscal Year of the Servicer (and, if the Originator is not the Servicer, the Originator), consolidated unaudited balance sheets as at the close of each such period with respect to the Servicer (and, if the Originator is not the Servicer, the Originator), and its Subsidiaries, together with consolidated related statements of operations, shareholder’s equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Responsible Officer.

(iii)	Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate signed by the Issuer’s or Servicer’s (and, if the Originator is not the Servicer, the Originator), as applicable, Responsible Officer stating that (1) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Issuer, Servicer (and, if the Originator is not the Servicer, the Originator) and its Subsidiaries as applicable and (2) to the best of such Person’s knowledge, no Event of Default or Servicer Default exists, or if any Event of Default or Servicer Default exists, stating the nature and status thereof.

(iv)	Notice of Event of Defaults or Potential Event of Defaults; Etc. (1) As soon as possible and in any event within two (2) Business Days after the Issuer obtains knowledge of the occurrence of an Event of Default or a potential Event of Default, the Issuer shall provide a statement of a Responsible Officer of the Issuer setting forth details of such Event of Default and the action which the Issuer proposes to take with respect thereto, which information shall be updated promptly from time to time; (2) promptly and in any event within two (2) Business Days after the Issuer obtains knowledge thereof, notice of any litigation, investigation or Proceeding that may exist at any time between the Issuer and any Person that could reasonably be expected to result in a Material Adverse Effect or any litigation or Proceeding relating to any Transaction Document; and (3) promptly and in any event within two (2) Business Days after the Issuer obtains knowledge thereof, notice of a Material Adverse Effect.

(v)	Change in Credit and Collection Policy. (1) At least five (5) Business Days before the date on which any non-material amendment to the Credit and Collection Policy is to be made, the Servicer shall provide the Issuer, the Noteholder and the Indenture Trustee with a copy of the Credit and Collection Policy, then in effect indicating such change or amendment and (2) within five (5) Business Days of the date on which any material amendment to the Credit and Collection Policy is made, the Servicer shall provide the Issuer, the Noteholder and the Indenture Trustee with a copy of the Credit and Collection Policy then in effect indicating such change or amendment, provided, however, that no such material amendment or modification to the Credit and Collection Policy shall be effective without the prior written consent of the Noteholders. Section 6.3(c) of the Sale and Servicing Agreement provides guidance as regards “material” for this purpose.

(vi)	Change in Accountants or Accounting Policy. Promptly, the Issuer shall provide prior notice to the Indenture Trustee and the Noteholders of any change in the accountants or material change in the accounting policy of the Issuer.

(vii)	Other Information. Such other information (including non-financial information) as the Indenture Trustee may from time to time reasonably request with respect to the Originator, the Issuer or any Subsidiary of the Originator.

(viii)	Reports from Other Parties. Notwithstanding clauses (a)(i) and (ii) above, promptly and in any event within three (3) Business Days after receipt thereof, the Issuer shall provide copies of all financial statements delivered by the Servicer to the Issuer pursuant to the Sale and Servicing Agreement and all other information provided by the Originator to the Issuer pursuant to the Transaction Documents.

(ix)	SEC Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Servicer (if the Servicer is CCG), or any of its Subsidiaries, filed with the Securities and Exchange Commission and provided to the Issuer pursuant to the Sale and Servicing Agreement.

(c)	Conduct of Business; Ownership. The Issuer shall carry on and conduct its business as set forth in the Trust Agreement and do all things necessary to remain duly organized, validly existing and in good standing as a Delaware statutory trust and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where failure to have such authority would not have a Material Adverse Effect.

(d)	Compliance with Laws, Etc. The Issuer shall comply with all Laws to which it or its respective properties may be subject and preserve and maintain its corporate existence as a Delaware statutory trust, rights, franchises, qualifications and privileges except where failure to so comply would not have a Material Adverse Effect.

(e)

Furnishing of Information and Inspection of Records. The Issuer shall at any time during regular business hours, upon reasonable notice, as requested, permit the Noteholder or its agents or representatives, including the Indenture Trustee to, (i) examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Pool Receivables or other Collateral or (ii) visit the offices and properties of the Issuer for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Collateral or the Issuer’s performance hereunder, under the Pool Receivables and under the other Transaction Documents to which such Person is a party with any of the officers, directors, or in the presence of an officer, employees or independent public accountants, of the Issuer, having knowledge of such matters. Prior to the occurrence of an Event of Default, such audits shall be limited to one audit per calendar year and all expenses related to such audit shall be borne by the party conducting the audit. During a Default or Event of Default, the Indenture Trustee or the Noteholders may conduct an unlimited number of audits pursuant to this Section 6.1(e) at the expense of the Issuer.

(f)	Keeping of Records and Books of Account. The Issuer shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Contracts in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of substantially all new Contracts and all Collections of and adjustments to each existing Contract). The Servicer may perform the foregoing obligations on behalf of the Issuer.

(g)	Performance and Compliance with Contracts and Credit and Collection Policy. The Issuer shall, at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts and the Issuer shall timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Contract. The Servicer may perform the foregoing obligations on behalf of the Issuer.

(h)	Instructions to the Obligors. The Issuer shall instruct all Obligors to cause all Collections to be deposited directly to a Lock-Box Account or to post office boxes to which only Lock-Box Banks have access and shall cause all items and amounts relating to such Collections received in such post office boxes to be removed by the applicable Lock-Box Bank and deposited into a Lock-Box Account on a daily basis. The Servicer may perform the foregoing obligations on behalf of the Issuer.

(i)	Sale Treatment. The Issuer shall not account for, or otherwise treat, the purchase and sale contemplated by the Sale and Servicing Agreement in any manner other than as a sale by the Depositor to the Issuer (except to the extent otherwise required (i) for United States federal income tax purposes under the Code or (ii) by the application of consolidated financial reporting principles under GAAP).

(j)	Separate Business; Nonconsolidation. The Issuer shall not (i) engage in any business not permitted by the Trust Agreement or (ii) conduct its business or act in any other manner which is inconsistent with the Transaction Documents. The officers and directors of the Issuer (as appropriate) shall make decisions with respect to the business and daily operations of the Issuer independent of and not dictated by the Originator or any other controlling Person except as contemplated by the servicing arrangements under the Transaction Documents.

(k)	Organizational Documents. The Issuer shall only amend, alter, change or repeal the Trust Agreement and any formation documents with the prior written consent of the Indenture Trustee or the Noteholders. The Issuer shall maintain its organizational documents in conformity with this Indenture, such that its organizational documents, at all times that this Indenture is in effect, provide for not less than three (3) days’ prior written notice to the Indenture Trustee of the replacement or appointment of any Owner Trustee.

(l)	Ownership Interest, Etc. The Issuer shall, at its expense, take all action necessary or desirable to establish and maintain a perfected security interest in favor of the Indenture Trustee for the benefit of the Noteholders in the Collateral free and clear of any Lien (other than Permitted Liens), including taking such action to perfect, protect or more fully evidence the security interest of the Indenture Trustee, as the Indenture Trustee may reasonably request.

(m)	Enforcement of Sale and Servicing Agreement; Amendment to Sale and Servicing Agreement. The Issuer, on its own behalf and on behalf of the Indenture Trustee and the Noteholders, shall promptly enforce all covenants and obligations of the Depositor and Servicer contained in the Sale and Servicing Agreement. The Issuer shall not, without prior written consent of the Noteholders, give any consents, approvals, directions, notices, waivers or otherwise take other similar actions under the Sale and Servicing Agreement or cancel, terminate, amend, modify, or supplement the Sale and Servicing Agreement or waive any provision thereof; nor shall the Issuer take any other action under the Sale and Servicing Agreement; in each case that would have a Material Adverse Effect on the Indenture Trustee or the Noteholders or which would violate the terms of this Indenture.

(n)	Notes. Until such time as the UCC of each state of the United States is amended in order to permit perfection of security interests in promissory notes and other instruments executed by Obligors in connection with each Contract by the filing of financial statements under the applicable UCC, (i) the Issuer shall maintain, or cause to be maintained, all of the promissory notes and other instruments evidencing the Contracts in the state of North Carolina, Illinois and the state in which the Custodian maintains the Custodian Files, except as necessary to enforce any such notes or instruments; and (ii) the Issuer will deliver all such notes and instruments to the Custodian.

(o)	Deposits to Collection Account. The Issuer shall not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than Collections or Excluded Amounts (or misdirected funds, which shall be removed as soon as practicable) in respect of the Pool Receivables. The Issuer shall at all times direct the Intercreditor Master Agent, and provide written disbursement instructions to the Intercreditor Master Agent directing it, to disburse funds from the Lock-Box Account which is subject to the Intercreditor Agreement to the Collection Account in accordance with Section 4(f) of the Intercreditor Agreement.

(p)	Use of Proceeds. The Issuer will use the proceeds of the Notes only to acquire the Pool Receivables and the Related Security in accordance with the terms of the Sale and Servicing Agreement and to pay expenses related to such acquisitions and the pledge hereunder.

(q)	Taxes. The Issuer will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing by it (other than any amount of tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such the Issuer).

(r)	Insurance. The Issuer will cause the related Obligors to maintain an Insurance Policy covering general liability insurance with financially sound and reputable insurance companies covering all Equipment owned by such Obligor in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. To the extent the Intercreditor Agreement sets forth any insurance requirements on Equipment and other property of the Issuer, the Issuer shall at all times ensure that insurance policies are maintained in compliance with any such requirements set forth in the Intercreditor Agreement. To the extent the Issuer receives any proceeds from an Insurance Policy, the Issuer will deposit such proceeds into the Lockbox Account within two Business Days of receipt. The Servicer may perform the foregoing obligations on behalf of the Issuer.

(s)	Pool Receivable File. By the Closing Date or any related Substitution Date, the Issuer, or the Servicer on its behalf, shall cause to be delivered to the Custodian an accurate and complete Pool Receivable File for each Receivable which was sold or substituted, as applicable, on the Closing Date or Substitution Date. Each Pool Receivable File shall be clearly marked with a Contract number, which shall be used by the Issuer and the Indenture Trustee to identify such Contract.

(t)	Servicer File. Within one hundred twenty (120) days following the Closing Date or within five (5) Business Days of a Substitution Date, as applicable, the Issuer, or the Servicer on its behalf, shall deliver to the Custodian a copy of the Servicer File for each Pool Receivable.

(u)	Rule 17g-5. Each of CCG and the Issuer will comply with the representations, certifications and covenants made by it in the engagement letter with the Rating Agency, including any representation, certification or covenant provided by it to the Rating Agency in connection with Rule 17g-5, and will make accessible to any non-hired nationally recognized statistical rating organization all information provided by it to the Rating Agency in connection with the issuance and monitoring of the credit ratings on the Notes in accordance with Rule 17g-5.

Section 6.2. Negative Covenants of the Issuer. At all times from the date hereof to the Final Payment Date, unless the Noteholders shall otherwise consent in writing, the Issuer hereby covenants and agrees with the Indenture Trustee as follows:

(a)	No Sales, Liens, Etc.

(i)	Except as otherwise provided herein, the Issuer shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien (other than Permitted Liens) upon, or file any financing statement with respect to: (1) any of the Collateral, or (2) any inventory or goods (including the Equipment), the sale or lease of which gave rise to a Related Security, or assign any right to receive income in respect thereof; provided that the Issuer may substitute Pool Receivables in accordance with Section 3.3 of the Sale and Servicing Agreement; provided, that, any Substitute Receivable is an Eligible Receivable as of the related Substitution Date; and

(ii)	the Issuer shall not issue any security to, or sell, transfer or otherwise dispose of any of its property or other assets (including the property sold to it by the Depositor pursuant to the Sale and Servicing Agreement) to, any Person other than as otherwise expressly provided for in the Transaction Documents.

(b)	No Subsidiaries, Mergers, Etc. The Issuer shall not consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person or dissolve or terminate; or create, acquire, have, maintain or hold or own any equity interest in any other Person; or acquire or own any material assets other than the Collateral.

(c)	Change in Payment Instructions to Obligors. The Issuer shall not add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account to or from those listed in Schedule III or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box Account, unless (i) such instructions are to deposit such payments to another existing Lock-Box Account or to the Collection Account, and (ii) the Indenture Trustee and the Noteholders shall have received written notice of such addition, termination or change at least thirty (30) days prior thereto and the Noteholders shall not have objected thereto.

(d)	Change of Name, Etc. The Issuer shall not change its name, identity, jurisdiction of formation or structure (including through a merger) or the location of its chief executive office or any other change which, in the case of any of the foregoing, could render any UCC financing statement filed in connection with this Indenture or any other Transaction Document to become “seriously misleading” under the applicable UCC or change its jurisdiction of organization, unless at least thirty (30) days prior to the effective date of any such change the Issuer delivers to the Indenture Trustee such documents, instruments or agreements, executed by the

Issuer, as are necessary to reflect such change and to continue the perfection of the Indenture Trustee’s security interests in the Collateral. The Issuer will not become or seek to become organized under the laws of more than one jurisdiction.

(e)	Other Debt. Except as provided herein, the Issuer shall not create, incur, assume or suffer to exist any Indebtedness or any other liability (whether direct or contingent, including guaranteeing any obligation), whether current or funded, other than (i) Indebtedness of the Issuer representing fees, expenses and indemnities arising hereunder or under the Sale and Servicing Agreement or for the purchase price of the Pool Receivables and other Collateral under the Sale and Servicing Agreement, or (ii) taxes and expenses incurred in the ordinary course of business.

(f)	Payment to the Depositor. The Issuer shall not purchase any Pool Receivable other than through, under, and pursuant to the terms of, the Sale and Servicing Agreement.

(g)	Restricted Payments. The Issuer shall not (1) lend or advance any funds or (2) repay any loans or advances to, for or from any Person.

ARTICLE VII

EVENT OF DEFAULT

Section	7.1. Event of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)	failure to pay interest due on the Notes in accordance with Section 4.5(a) when the same becomes due and payable on each Payment Date, and such failure continues for a period of five (5) Business Days or more after the related Payment Date;

(b)	failure to pay the Class A Note Balance, if any, on or before the Maturity Date;

(c)	the occurrence of an Event of Bankruptcy with respect to the Issuer, the Originator or the Servicer:

(d)	failure on the part of the Originator, the Depositor or the Issuer to observe or perform any covenants or agreements in the Sale and Servicing Agreement or this Indenture, which failure has a material adverse effect on the Noteholders and which continues unremedied for a period of forty-five (45) days after the Issuer has knowledge of such breach or has received written notice thereof; provided, that, there is no forty-five (45) day cure period if the Originator does not accept reassignment of Eligible Receivables as required by the Sale and Servicing Agreement, and further provided that only a five (5) day cure period shall apply in the case of a failure by the Originator, the Depositor or the Issuer to comply with their respective covenants not to grant a security interest in or otherwise intentionally create a lien on the Collateral;

(e)	any representation or warranty made by the Originator, the Servicer, or the Issuer in this Indenture or the Sale and Servicing Agreement or any information required to be given by the Servicer or the Issuer to the Indenture Trustee to identify the Pool Receivables was incorrect in any material respect when made and continues to be incorrect in any material respect for a period of forty five (45) days after the Issuer has knowledge of such breach or has received written notice thereof and as a result of which the Noteholders’ interests are materially and adversely affected; provided, however, that an Event of Default shall not be deemed to occur under this Indenture if the Servicer has repurchased the Receivable pursuant to the Sale and Servicing Agreement;

(f)	the Issuer becomes an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(g)	the Indenture Trustee fails to have a first priority perfected security interest in the Collateral, and unless the Lien of a third party has been perfected against any portion of the Collateral, which remains uncured for a period of five (5) days or more.

(h)	the transfers of the Pool Receivables and Related Security from the Originator to the Depositor pursuant to the Purchase Agreement and from the Depositor to the Issuer pursuant to the Sale and Servicing Agreement fail to constitute true sales, as determined by a final non-appealable judgment of a court of appropriate jurisdiction;

(i)	CCG fails to own a 100% equity interest in the Depositor or the Issuer; and

(j)	any Transaction Document is declared unenforceable in any material respect, as determined by a final non-appealable judgment of a court of appropriate jurisdiction.

Section 7.2. Acceleration Following Event of Default.

(a)	Upon the occurrence of an Event of Default, the Indenture Trustee may and, at the written direction of 66.67% of the Noteholders, shall, by notice to the Issuer, declare all amounts due under the Notes and all accrued interest thereof, immediately due and payable. If an Event of Default specified in Section 7.1(c) occurs, all unpaid principal of and accrued and unpaid interest on the Notes, and all other amounts payable under this Indenture, will automatically become due and payable without any declaration or other act on the part of the Indenture Trustee or any Noteholder. Upon any such declaration or automatic acceleration, the Indenture Trustee will promptly notify each Noteholder and each Qualified Institution (if not the Indenture Trustee) maintaining a Bank Account.

(b)	Upon any such declaration, the Indenture Trustee shall have, in addition to all other rights and remedies under this Indenture or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Laws, including, without limitation, the right to liquidate and realize on the Collateral, (at the written direction of 66.67% of the Noteholders) all of which rights shall be cumulative.

(c)	The Noteholders of a majority of the Class A Note Balance, by written notice to the Issuer and the Indenture Trustee, may rescind and annul the declaration of acceleration of maturity and its consequences before a judgment or decree for payment of the amount due has been obtained by the Indenture Trustee if:

(i)	the Issuer has paid or deposited with the Indenture Trustee an amount sufficient to (A) pay all payments of principal of and interest on the Notes and all other amounts that would then be due under this Indenture or upon the Notes if the Event of Default giving rise to such acceleration had not occurred, (B) pay all amounts owed to the Indenture Trustee and (C) pay all other outstanding fees and expenses of the Noteholder; and

(ii)	all Events of Default, other than the nonpayment of principal of the Notes that has become due solely by such acceleration, have been cured or waived as provided by Section 7.14.

No rescission will affect any subsequent default or impair any right resulting from such rescission.

Section 7.3. Collection of Indebtedness by the Indenture Trustee.

(a)	The Issuer covenants that if an Event of Default under Section 7.1(a) or (b) occurs and continues, the Issuer, upon demand of the Indenture Trustee, will pay to the Indenture Trustee for the benefit of the Noteholders, such overdue amount with interest on any overdue principal at the applicable Note Rate and, to the extent lawful, with interest on any overdue interest at the applicable Note Rate. In addition, the Issuer covenants to pay, or to cause the Servicer to pay, the costs and expenses of collection, including all amounts owed to the Indenture Trustee under Section 8.7.

(b)	If the Issuer fails to pay such amounts upon such demand, the Indenture Trustee, in its own name and as trustee of an express trust, may institute a Proceeding for the collection of the sums so due and unpaid, and may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuer and collect the monies adjudged or decreed to be payable in the manner provided by law out of the Collateral.

Section 7.4. Trustee May File Proofs of Claim.

(a)	In case there is pending, relative to the Issuer, Proceedings under the Bankruptcy Code or any other federal or State bankruptcy, insolvency or other similar law, or in case a trustee, liquidator, receiver or similar official has been appointed for or taken possession of the Issuer or its property, the Indenture Trustee, irrespective of whether the Indenture Trustee has made any demand pursuant to Section 7.3, may:

(i)	file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Notes and file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee on behalf of the Noteholders allowed in such Proceedings (including any amounts due to the Indenture Trustee pursuant to Section 8.7);

(ii)	unless prohibited by applicable law, vote on behalf of the Noteholders in any election of a trustee, a standby trustee or a Person performing similar functions in any such Proceedings;

(iii)	collect and receive any monies or other property payable or deliverable on any such claims and pay all amounts received with respect to the claims of the Noteholders, including such claims asserted by the Indenture Trustee on their behalf; and

(iv)	file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee or the Noteholders allowed in any judicial proceedings relative to the Issuer, its creditors and its property.

Any trustee, liquidator, receiver or similar official in any such Proceeding is authorized by each Noteholder to make payments to the Indenture Trustee and, if the Indenture Trustee consents to the making of payments directly to such Noteholders, to pay to the Indenture Trustee an amount sufficient to cover all amounts owed to the Indenture Trustee under Section 8.7.

(b)	Except as provided in Section 7.4(a)(ii), this Indenture does not authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Noteholder to authorize the Indenture Trustee to vote in respect of the claim of any Noteholder in any such Proceeding.

Section 7.5. Trustee May Enforce Claims Without Possession of Notes.

(a)	All rights of action and claims under this Indenture, or under any of the Notes, may be enforced by the Indenture Trustee without the possession of any of the Notes or the production of any of the Notes in any Proceeding relative to any of the Notes, and any such Proceeding instituted by the Indenture Trustee will be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the amounts owed to the Indenture Trustee under Section 8.7, will be for the benefit of the Noteholders in respect of which such judgment has been recovered.

(b)	In any Proceeding brought by the Indenture Trustee (and any Proceeding involving the interpretation of this Indenture to which the Indenture Trustee is a party), the Indenture Trustee will be held to represent all the Noteholders, and it will not be necessary to make any Noteholder a party to any such Proceeding.

Section 7.6. Remedies; Priorities

If the Notes have been accelerated under Section 7.2(a) the Indenture Trustee may do one or more of the following (subject to Section 7.7), and will upon written direction of the Noteholders:

(i)	institute a Proceeding in its own name and as trustee of an express trust for the collection of all amounts then payable on the Notes or under this Indenture with respect to the Notes, enforce any judgment obtained and collect from the Issuer monies adjudged due;

(ii)	institute a Proceeding for the complete or partial foreclosure of this Indenture with respect to the Collateral;

(iii)	exercise any remedies of a secured party under the applicable UCC and take any other action to protect and enforce the rights and remedies of the Indenture Trustee and the Noteholders; and

(iv)	sell or otherwise liquidate the Collateral or any portion of the Collateral or rights or interest in the Collateral at one or more public or private sales called and conducted in any manner permitted by law.

(b)	Any money or property collected by the Indenture Trustee following the occurrence of an Event of Default and an acceleration of the Notes, will be deposited into the Collection Account for distribution in accordance with Section 4.5(a) on the Payment Date following the Collection Period during which such amounts are collected; provided, however, that the limitation on expenses and indemnities in paragraph Fourth thereof shall not be applicable.

(c)	Upon any sale or liquidation of the Collateral described in this Section 7.6, the Indenture Trustee will provide the Servicer with a right of first refusal to purchase such Collateral and the Servicer may purchase such Collateral for an amount equal to the aggregate principal balance of the Pool Receivables, provided that such amount is sufficient to pay in full all amounts owed by the Issuer to the Noteholders including all principal of and accrued interest on the Class A Note Balance.

Section 7.7. Optional Preservation of the Collateral.

If the Notes have been accelerated under Section 7.2(a) and such declaration and its consequences have not been rescinded and annulled in accordance with Section 7.2(b), the Indenture Trustee may elect to maintain possession of the Collateral. It is the intention of the parties to this Indenture and the Noteholders that there at all times be sufficient funds for the payment of principal of and interest on the Notes. The Indenture Trustee will take such intention into account when determining whether or not to maintain possession of the Collateral. In determining whether to maintain possession of the Collateral, the Indenture Trustee may (at the expense of the Issuer) obtain and rely upon an opinion of a nationally recognized independent investment banking firm or firm of certified public accountants as to the feasibility of such proposed action and as to the sufficiency of the Collateral for such purpose; provided that the Indenture Trustee shall act at all times at the written direction of the Noteholders.

Section 7.8. Limitation of Suits

(a)	No Noteholder has any right to institute any Proceeding with respect to this Indenture or for the appointment of a receiver or trustee, or for any other remedy under this Indenture, unless:

(i)	such Noteholder has given notice to the Indenture Trustee of a continuing Event of Default;

(ii)	the Noteholders of at least 25% of the Class A Note Balance have requested the Indenture Trustee to institute such Proceeding in respect of such Event of Default in its own name as Indenture Trustee under this Indenture;

(iii)	such Noteholders have offered reasonable indemnity satisfactory to the Indenture Trustee against any costs, expenses, losses, damages, claims and liabilities that may be incurred by the Indenture Trustee, or its agents, counsel, accountants and experts, in complying with such request (the unsecured indemnity of any Acceptable Indemnitor being deemed satisfactory for such purpose);

(iv)	the Indenture Trustee has failed to institute such Proceedings for 60 days after its receipt of such notice, request and offer of indemnity; and

(v)	the Noteholders of a majority of the Class A Note Balance have not given the Indenture Trustee any direction inconsistent with such request during such 60 day period.

(b)	No Noteholder has any right to affect, disturb or prejudice the rights of any other Noteholder or to obtain or to seek to obtain priority or preference over any other Noteholder or to enforce any right under this Indenture, except in the manner provided in this Indenture.

(c)	If the Indenture Trustee receives conflicting requests pursuant to Section 7.8(a)(ii) from two or more groups of Noteholders, each evidencing less than a majority of the Class A Note Balance, the Indenture Trustee in its sole discretion may determine what action, if any, will be taken.

Section 7.9. Unconditional Rights of Noteholders to Receive Principal and Interest. Notwithstanding any other provision in this Indenture, each Noteholder has an absolute and unconditional right to receive payment of principal of and any interest on its Note on or after the respective due dates expressed in such Note or in this Indenture (or, in the case of redemption, on or after the date of redemption) in accordance with the provisions of this Indenture and of the other Transaction Documents and to institute a Proceeding for the enforcement of any such payment in accordance with Section 7.8. Such rights may not be impaired or affected without the consent of such Noteholder.

Section 7.10. Restoration of Rights and Remedies. If the Indenture Trustee or any Noteholder has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Indenture Trustee or to such Noteholder, then the Issuer, the Indenture Trustee and the Noteholders, subject to any determination in such Proceeding, will be restored severally and respectively to their former positions under this Indenture, and thereafter all rights and remedies of the Indenture Trustee and the Noteholders will continue as though no such Proceeding had been instituted.

Section 7.11. Rights and Remedies Cumulative. No right or remedy conferred upon or reserved to the Indenture Trustee or to the Noteholders in this Indenture is intended to be exclusive of any other right or remedy, and every right and remedy, to the extent permitted by law, will be cumulative and in addition to every other right and remedy given under this Indenture or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy under this Indenture, or otherwise, will not prevent the concurrent assertion or employment of any other appropriate right or remedy. The Indenture Trustee’s right to seek and recover judgment on the Notes or under this Indenture will not be affected by the seeking, obtaining or application of any other relief under or with respect to this Indenture. Neither the Lien of this Indenture nor any rights or remedies of the Indenture Trustee or the Noteholders will be impaired by the recovery of any judgment by the Indenture Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Collateral or upon any of the assets of the Issuer.

Section 7.12. Delay or Omission Not a Waiver. No delay or omission of the Indenture Trustee or any Noteholder to exercise any right or remedy accruing upon any potential Event of Default or Event of Default will impair any such right or remedy, or constitute a waiver of any such potential Event of Default or Event of Default. Every right and remedy conferred by this Article VII or by law to the Indenture Trustee or to the Noteholders may be exercised from time to time, and as often as may be deemed expedient, by the Indenture Trustee or by the Noteholders, as the case may be.

Section 7.13. Control by Noteholders. The Noteholders of a majority of the Class A Note Balance have the right to direct the time, method and place of conducting any Proceeding for any remedy available to the Indenture Trustee with respect to the Notes or exercising any trust or power conferred on the Indenture Trustee; provided that:

(a)	such direction does not conflict with any law or with this Indenture; and

(b)	the Indenture Trustee may take any other action deemed proper by the Indenture Trustee that is not inconsistent with such direction from the Noteholders of a majority of the Class A Note Balance.

Unless the context otherwise requires, any reference herein, or in any other Transaction Document to the direction, request or consent of “the Noteholders” shall be construed as referencing the Noteholders of a majority of the Class A Note Balance.

Section 7.14. Waiver of Defaults and Events of Default.

(a)	The Noteholders of a majority of the Class A Note Balance may waive any potential Event of Default or Event of Default and its consequences except an Event of Default (i) in the payment of principal of or interest on any of the Notes (other than an Event of Default relating to failure to pay principal due only by reason of acceleration) or (ii) in respect of a covenant or provision of this Indenture that cannot be amended, supplemented or modified without the consent of all Noteholders.

(b)	Upon any such waiver, such potential Event of Default or Event of Default will be deemed not to have occurred for every purpose of this Indenture. No such waiver will extend to any other potential Event of Default or Event of Default or impair any right relating to any other potential Event of Default or Event of Default.

Section 7.15. Undertaking for Costs

All parties to this Indenture agree, and each Noteholder by such Noteholder’s acceptance of a Note will be deemed to have agreed, that a court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Indenture Trustee for any action taken, suffered or omitted by it as Indenture Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit. This Section 7.15 will not apply to (a) any suit instituted by the Indenture Trustee (at the written direction of the Noteholders), (b) any suit instituted by any Noteholder or group of Noteholders holding more than 10% of the Class A Note Balance, or (c) any suit instituted by any Noteholder for the enforcement of the payment of principal of or interest on any Note on or after the respective due dates expressed in such Note and in this Indenture (or, in the case of redemption, on or after the date that the Notes are redeemed pursuant to Section 3.12).

Section 7.16. Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it will not insist upon, or plead or in any manner whatsoever, claim or take the benefit or advantage of, any stay or extension that may affect the covenants or the performance of this Indenture, and the Issuer (to the extent that it may lawfully do so) waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power in this Indenture granted to the Indenture Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 7.17. Performance and Enforcement of Certain Obligations.

(a)

At the Servicer’s expense, the Issuer will promptly take all such lawful action as the Indenture Trustee may request to (i) compel the performance by (A) the Depositor and the Servicer of their obligations to the Issuer under the Sale and Servicing Agreement, or (B) the Depositor and the Originator of their obligations under the Purchase Agreement and (ii) exercise any and all rights, remedies, powers, privileges and claims lawfully available to the Issuer under such agreements to the extent and in the manner directed by the Indenture Trustee.

(b)	If an Event of Default has occurred and is continuing, the Indenture Trustee may, and at the written direction of the Noteholders of a majority of the Class A Note Balance shall, exercise all rights, remedies, powers, privileges and claims of the Issuer against (i) the Depositor or the Servicer under the Sale and Servicing Agreement, or (ii) the Depositor or the Originator under the Purchase Agreement, including the right or power to take any action to compel or secure performance or observance by such Persons of their obligations to the Issuer under such agreements, and to give any consent, request, notice, direction, approval, extension or waiver under such agreements, and any right of the Issuer to take such action will be suspended.

Section 7.18. Power of Attorney. The Issuer hereby authorizes the Indenture Trustee, and irrevocably appoints the Indenture Trustee, during the existence of a Default or an Event of Default, as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Issuer which appointment is coupled with an interest, to take any and all steps in the name of the Issuer as necessary or desirable, in the determination of the Indenture Trustee, to collect any and all amounts or portions thereof due under any and all Pool Receivables or Related Security, including endorsing the name of the Issuer on checks and other instruments representing Collections and enforcing such Pool Receivables and Related Security. Notwithstanding anything to the contrary contained in this subsection (b), none of the powers conferred upon such attorney-in-fact pursuant to the immediately preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

ARTICLE VIII

THE INDENTURE TRUSTEE

Section 8.1. Duties of Indenture Trustee.

(a)	If an Event of Default has occurred and is continuing, the Indenture Trustee will exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would use under the circumstances in the conduct of such Person’s own affairs.

(b)	Except during the continuance of an Event of Default:

(i)	the Indenture Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations are to be read into this Indenture against the Indenture Trustee; and

(ii)	in the absence of bad faith on its part, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions furnished to it, upon any certificates or opinions furnished to it and, if required by the terms of this Indenture, conforming to the requirements of this Indenture; provided that the Indenture Trustee will examine any such certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)	The Indenture Trustee will not be relieved from liability for its own willful misconduct, negligent action or negligent failure to act, except that:

(i)	this Section 8.1(c) does not limit the effect of Section 8.1(b);

(ii)	the Indenture Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Indenture Trustee was negligent in ascertaining the pertinent facts; and

(iii)	the Indenture Trustee will not be liable for any action it takes or omits to take in good faith in accordance with a written direction received by it pursuant to Sections 7.13 and 7.17(b).

(d)	The Indenture Trustee will not be liable for interest on any money received by it except in accordance with this Indenture.

(e)	Money held in trust by the Indenture Trustee need not be segregated from other funds except to the extent required by law, this Indenture or the Sale and Servicing Agreement.

(f)	Every provision of this Indenture relating to the conduct of, affecting the liability of or affording protection to the Indenture Trustee is subject to this Section 8.1.

(g)	The Indenture Trustee will not be charged with knowledge of any Event of Default or potential Event of Default unless either (i) a Responsible Officer of the Indenture Trustee has actual knowledge of such Event of Default or potential Event of Default or (ii) notice of such Event of Default or potential Event of Default has been given to the Indenture Trustee in accordance with this Indenture.

Section 8.2. Rights of Indenture Trustee.

(a)	The Indenture Trustee may rely and will be protected in acting or refraining from acting upon any certificate, instrument, opinion, report, notice, request, direction, consent or other document believed by it to be genuine and appears on its face to be properly executed and signed or presented by the proper Person. The Indenture Trustee need not investigate any fact or matters stated in any such document.

(b)	Before the Indenture Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. The Indenture Trustee will not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c)	The Indenture Trustee may exercise any of its rights or powers under this Indenture or perform any duties under this Indenture either directly or by or through agents or attorneys or a custodian or nominee, and the Indenture Trustee will not be responsible for any misconduct or negligence on the part of, or for the supervision of, any such agent, counsel, custodian or nominee appointed with due care by it under this Indenture.

(d)	The Indenture Trustee will not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers if such action or omission by the Indenture Trustee does not constitute negligence.

(e)	The Indenture Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes will be full and complete authorization and protection from liability with respect to any action taken or not taken by the Indenture Trustee under this Indenture in good faith and in accordance with the advice or opinion of such counsel.

(f)	The Indenture Trustee is under no obligation to (i) exercise any of the rights or powers vested in it by this Indenture or to expend or risk its own funds or otherwise incur financial liability in the performance of its duties under this Indenture if it has reasonable grounds to believe that repayment of funds advanced by it or adequate indemnity satisfactory to it against such risk or liability is not reasonably assured to it or (ii) honor the request or direction of any of the Noteholders pursuant to this Indenture unless such Noteholders have offered to the Indenture Trustee reasonable security or indemnity satisfactory to it from and against the reasonable costs, expenses, disbursements, advances and liabilities that might be incurred by the Indenture Trustee, or its agents, counsel, accountants and experts, in complying with such request or direction (the unsecured indemnity of any Acceptable Indemnitor being deemed satisfactory for such purpose).

(g)	The Indenture Trustee will not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, but the Indenture Trustee will use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(h)	The Indenture Trustee will not be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including loss of profit) irrespective of whether the Indenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 8.3. Individual Rights of Indenture Trustee. The Indenture Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Indenture Trustee. Any Note Paying Agent, Note Registrar, co-registrar or co-paying agent under this Indenture may do the same with like rights.

Section 8.4. Indenture Trustee’s Disclaimer. The Indenture Trustee (a) will not be responsible for, and makes no representation or warranty as to, the validity or adequacy of this Indenture or the Notes and (b) will not be accountable for the Issuer’s use of the proceeds from the Notes, or responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Indenture Trustee’s certificate of authentication.

Section 8.5. Notice of Defaults. Within 90 days of a Responsible Officer of the Indenture Trustee obtaining actual knowledge of, or receiving notice of, any potential Event of Default under this Indenture, the Indenture Trustee will mail to each Noteholder, notice of such Default, unless such potential Event of Default has been cured or waived; provided that (a) except in the case of a potential Event of Default in the payment of principal of or interest on any Note, the Indenture Trustee may withhold such notice if and so long as a committee of its Responsible Officers in good faith determines that the withholding of such notice is in the interests of the Noteholders.

Section 8.6. Reports by Indenture Trustee.

(a)	Upon delivery to the Indenture Trustee by the Servicer of the information prepared by the Servicer pursuant to Section 3.7 of the Sale and Servicing Agreement to enable each Noteholder to prepare its federal and State income tax returns, the Indenture Trustee will make available the relevant portions of such information to each Noteholder of record as of the most recent Record Date (which delivery may be made by making such information available to the Noteholders through the Indenture Trustee’s website, which initially is located at www.usbank.com/abs).

(b)	On each Payment Date, the Indenture Trustee will deliver the Servicer Report to each Noteholder of record as of the most recent Record Date through the Indenture Trustee’s website, which initially is located at www.usbank.com/abs.

(c)

If requested in writing by the Depositor or the Servicer, the Indenture Trustee will deliver to the Depositor, the Owner Trustee, and the Servicer on or before April 1 of each year, beginning in the year after the Closing Date, an Officer’s Certificate, dated as of December 31 of the preceding calendar year, signed by a Responsible Officer of the Indenture Trustee (i) to the effect that (A) a review of the Indenture Trustee’s activities during the preceding calendar year (or, in the case of the first certificate, the portion of the preceding calendar year since the Closing Date) and of its performance under this Indenture has been made under such Responsible Officer’s supervision and (B) to such Responsible Officer’s knowledge, based on such review, the Indenture Trustee has fulfilled in all material respects all of its obligations under this Indenture throughout such calendar year (or, in the case of the first certificate, the portion of the preceding calendar year since the Closing

Date), or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such Responsible Officer and the nature and status of such failure and (ii) certifying to matters related to the Indenture Trustee as required under Form 10-K under the Exchange Act.

If the parties to this Indenture determine to further clarify or amend Section 8.6(c), this Indenture may be amended to reflect the new agreement between the parties covering matters in Section 8.6(c) pursuant to Section 9.1(a), which amendment will not require the delivery of any Opinions of Counsel.

Section 8.7. Compensation and Indemnity.

The Issuer will pay the Indenture Trustee as compensation for the Indenture Trustee’s services under this Indenture such fees as have been separately agreed upon on the date of this Indenture between the Issuer and the Indenture Trustee. The Indenture Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Indenture Trustee for all reasonable out-of-pocket expenses incurred or made by the Indenture Trustee, including costs of collection, and the reasonable compensation, expenses and disbursements of the Indenture Trustee’s agents, counsel, accountants and experts, but excluding any expenses incurred by the Indenture Trustee through the Indenture Trustee’s willful misconduct, bad faith or negligence (except for errors in judgment).

(a)	The Issuer will, or will cause the Servicer to, indemnify, defend and hold harmless the Indenture Trustee, and its respective officers, directors, employees and agents, from and against any and all costs, expenses, losses, damages, claims and liabilities (including the reasonable compensation, expenses and disbursements of the Indenture Trustee’s agents, counsel, accountants and experts) incurred by it in connection with the administration of and the performance of its duties under this Indenture, including the costs and expenses of defending itself against any loss, damage, claim or liability incurred by it in connection with the exercise or performance of any of its powers or duties under this Indenture, but excluding any cost, expense, loss, damage, claim or liability (i) incurred by the Indenture Trustee through the Indenture Trustee’s willful misconduct, bad faith or negligence (except for errors in judgment) or (ii) arising from the Indenture Trustee’s breach of any of its representations or warranties set forth in this Indenture.

(b)

Promptly upon receipt by the Indenture Trustee, or any of its officers, directors, employees and agents (each, an “Indemnified Person”), of notice of the commencement of any Proceeding against any such Indemnified Person, such Indemnified Person will, if a claim in respect of such Proceeding is to be made under Section 8.7(b), notify the Issuer and the Servicer of the commencement of such Proceeding. Failure by the Indenture Trustee to so notify the Issuer and the Servicer will not relieve the Issuer or the Servicer of its obligations under this Section 8.7; provided that neither the Issuer nor the Servicer has been materially prejudiced by such failure to so notify and notice is given within 180 days of a

Responsible Officer of the Indenture Trustee learning of such Proceeding. The Issuer, or, if Issuer so causes, the Servicer, may participate in and assume the defense and settlement of any such Proceeding at its expense, and no settlement of such Proceeding may be made without the approval of the Issuer or the Servicer, as applicable, and such Indemnified Person, which approvals will not be unreasonably withheld, delayed or conditioned. After notice from the Issuer or the Servicer, as applicable, to the Indemnified Person of the intention of the Issuer or the Servicer, as applicable, to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person, and so long as the Issuer or the Servicer, as applicable, so assumes the defense of such Proceeding in a manner reasonably satisfactory to the Indemnified Person, neither the Issuer nor the Servicer will be liable for any legal expenses of counsel to the Indemnified Person unless there is a conflict between the interests of the Issuer or the Servicer, as applicable, on one hand, and an Indemnified Person, on the other hand, in which case the Issuer or the Servicer, will pay for the separate counsel to the Indemnified Person.

(c)	The payment obligations of the Issuer and the Servicer, to the Indenture Trustee pursuant to this Section 8.7 will survive the resignation or removal of the Indenture Trustee and the discharge of this Indenture. Notwithstanding anything else set forth in this Indenture or the Transaction Documents, the Indenture Trustee agrees that the obligations of the Issuer (but not the Servicer) to the Indenture Trustee hereunder and under the Transaction Documents shall be recourse to the Owner Trust Estate only and specifically shall not be recourse to the assets of the Certificateholder or any Noteholder. In addition, the Indenture Trustee agrees that its recourse to the Issuer, the Owner Trust Estate and the Certificateholder shall be limited to the right to receive the distributions referred to in Section 4.5(a) of the Indenture.

Section 8.8. Replacement of Indenture Trustee.

(a)	No resignation or removal of the Indenture Trustee, and no appointment of a successor Indenture Trustee, will become effective until the acceptance of appointment by the successor Indenture Trustee pursuant to this Section 8.8. Subject to the preceding sentence, the Indenture Trustee may resign by notifying the Issuer. The Noteholders of a majority of the Class A Note Balance may remove the Indenture Trustee without cause by notifying the Indenture Trustee and the Issuer and may appoint a successor Indenture Trustee.

(b)	The Issuer must remove the Indenture Trustee if:

(i)	the Indenture Trustee fails to comply with Section 8.11;

(ii)	an Event of Bankruptcy occurs with respect to the Indenture Trustee;

(iii)	a receiver or other public officer takes charge of the Indenture Trustee or its property; or

(iv)	the Indenture Trustee becomes legally unable to act or otherwise incapable of acting as Indenture Trustee.

(c)	If the Indenture Trustee resigns or is removed or if a vacancy exists in the office of Indenture Trustee for any reason, the Issuer must appoint a successor Indenture Trustee promptly.

(d)	Any successor Indenture Trustee will deliver a written acceptance of its appointment to the retiring Indenture Trustee, the Issuer and the Servicer. Upon delivery of such acceptance, the resignation or removal of the retiring Indenture Trustee will become effective, and the successor Indenture Trustee will have all the rights, powers, duties and obligations of the Indenture Trustee under this Indenture. The Issuer will continue to pay all amounts owed to the retiring Indenture Trustee in accordance with Sections 8.7 and 4.5(a) following the retiring Indenture Trustee’s resignation or removal until all such amounts are paid. The successor Indenture Trustee will deliver a notice of its succession to the Noteholders. The retiring Indenture Trustee will promptly transfer all property held by it as Indenture Trustee to the successor Indenture Trustee.

(e)	If a successor Indenture Trustee does not take office within 60 days after the retiring Indenture Trustee tenders its resignation or is removed, the retiring Indenture Trustee, the Issuer or the Noteholders of a majority of the Class A Note Balance may petition any court of competent jurisdiction for the appointment of a successor Indenture Trustee.

(f)	Notwithstanding the replacement of the retiring Indenture Trustee pursuant to this Section 8.8, any obligations of the Issuer and the Servicer owing to the retiring Indenture Trustee under Section 8.7 will continue for the benefit of the retiring Indenture Trustee.

Section 8.9. Successor Indenture Trustee by Merger.

(a)	If the Indenture Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association will be the successor Indenture Trustee so long as such corporation or banking association is otherwise qualified and eligible under Section 8.11. The Indenture Trustee will promptly notify the Servicer and the Issuer (who will notify the Rating Agency) of any such transaction.

(b)

If, at the time any such successor by merger, conversion or consolidation to the Indenture Trustee succeeds to the trusts created by this Indenture, any of the Notes have been authenticated but not delivered, such successor may adopt the certificate of authentication of any predecessor Indenture Trustee and deliver such Notes so authenticated. If at such time any of the Notes have not been authenticated, any successor to the Indenture Trustee may authenticate such Notes either in the name of any predecessor Indenture Trustee or in the name of such successor Indenture Trustee. In all such cases, such certificates will have the same force and effect provided for anywhere in the Notes or in this Indenture as the certificate of the predecessor Indenture Trustee.

Section 8.10. Appointment of Separate Indenture Trustee or Co-Indenture Trustee.

(a)	For the purpose of meeting any legal requirement of any jurisdiction in which any part of the Collateral may at the time be located, after delivering written notice to the Issuer and the Servicer, the Indenture Trustee may appoint one or more Persons to act as a separate trustee or separate trustees, or co-trustee or co-trustees, of all or any part of the Issuer, and to vest in such Persons, in such capacity and for the benefit of the Noteholders, such title to the Collateral, or any part of the Collateral, and, subject to this Section 8.10, such rights, powers, duties and obligations as the Indenture Trustee may consider necessary or desirable. No separate trustee or co-trustee will be required to meet the terms of eligibility as a successor trustee under Section 8.11 and no notice to the Secured Parties of the appointment of any separate trustee or co-trustee will be required under Section 8.8.

(b)	Every separate trustee and co-trustee will, to the extent permitted by law, be appointed and act subject to the following:

(i)	all rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee will be conferred or imposed upon and exercised or performed by the Indenture Trustee, or the Indenture Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee will not be authorized to act separately without the Indenture Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Indenture Trustee will be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Collateral or any portion of the Collateral in any such jurisdiction) will be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Indenture Trustee;

(ii)	no trustee will be personally liable by reason of any act or omission of any other trustee under this Indenture; and

(iii)	the Indenture Trustee may accept the resignation of or remove any separate trustee or co-trustee.

(c)

Any notice, request or other writing given to the Indenture Trustee will be deemed to have been given to each appointed separate trustee and co-trustee, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee will refer to this Indenture and the conditions of this Section 8.10. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, will be vested with the estates or property specified in its instrument of appointment, either jointly with the Indenture Trustee or separately, as may be provided in such instrument of appointment, subject to this Indenture. Every such instrument will be filed with the Indenture Trustee.

(d)	Any separate trustee or co-trustee may appoint the Indenture Trustee as its agent or attorney-in-fact with power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee dies, becomes incapable of acting, resigns or is removed, all of its estates, properties, rights, remedies and trusts will vest in and be exercised by the Indenture Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 8.11. Eligibility; Disqualification.

(a)	The Indenture Trustee or its parent must have a combined capital and surplus of at least $50,000,000 as set forth in its most recent annual published report of condition. Within ten days after the Indenture Trustee fails to satisfy any of the requirements set forth in this Section 8.11(a) or ceases to be a Qualified Institution, the Indenture Trustee will notify the Issuer and the Servicer of such failure.

(b)	Within 90 days after the occurrence of an Event of Default that has not been cured or waived, the Indenture Trustee will resign with respect to the Notes in accordance with Section 8.8, and the Issuer will appoint a successor Indenture Trustee for the Notes.

(c)	If a successor Indenture Trustee is appointed with respect to the Notes, the retiring Indenture Trustee and the successor Indenture Trustee will execute an indenture supplemental to this Indenture. Such supplemental indenture will contain:

(i)	provisions by which the successor Indenture Trustee accepts its appointment;

(ii)	provisions necessary or desirable to transfer and confirm to, and to vest in, the successor Indenture Trustee all the rights, powers, duties and obligations of the retiring Indenture Trustee with respect to the Notes to which the appointment of such successor Indenture Trustee relates;

(iii)	if the retiring Indenture Trustee is not retiring with respect to all of the Notes, provisions necessary or desirable to confirm that all the rights, powers, duties and obligations of the retiring Indenture Trustee with respect to the Notes as to which the retiring Indenture Trustee is not retiring continue to be vested in the Indenture Trustee; and

(iv)	provisions necessary to provide for or facilitate the administration of the trusts hereunder by more than one Indenture Trustee.

65

Nothing in this Indenture or in such supplemental indenture will constitute such Indenture Trustees co-trustees of the same trust and each such Indenture Trustee will be a trustee of a trust or trusts under this Indenture separate and apart from any trust or trusts under this Indenture administered by any other Indenture Trustee. The indenture supplement will become effective upon the removal of the retiring Indenture Trustee.

Section 8.12. Audits of the Indenture Trustee. The Indenture Trustee agrees (at the expense of the requesting party) that, with reasonable prior notice, it will permit any authorized representative of the Servicer or the Issuer, during the Indenture Trustee’s normal business hours, to examine and audit the books of account, records, reports and other documents and materials of the Indenture Trustee relating to (a) the performance of the Indenture Trustee’s obligations under this Indenture, (b) any payments of fees and expenses of the Indenture Trustee in connection with such performance and (c) any claim made by the Indenture Trustee under this Indenture. In addition, the Indenture Trustee will permit such representatives to discuss the same with the Indenture Trustee’s officers and employees. Each of the Servicer and the Issuer will, and will cause its authorized representatives to, hold in confidence all such information except to the extent disclosure may be required by law (and all reasonable applications for confidential treatment are unavailing) and except to the extent that the Servicer or the Issuer, as the case may be, may reasonably determine that such disclosure is consistent with its obligations under this Indenture. The Indenture Trustee will maintain all such pertinent books, records, reports and other documents and materials for a period of two years after the termination of its obligations under this Indenture.

Section 8.13. Representations and Warranties of the Indenture Trustee.

The Indenture Trustee represents and warrants to the Issuer as of the Closing Date:

(a)	Organization and Qualification. The Indenture Trustee is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The Indenture Trustee is qualified as a foreign banking corporation in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its properties or the conduct of its activities requires such qualification, license or approval, unless the failure to obtain such qualifications, licenses or approvals would not reasonably be expected to have a material adverse effect on the Indenture Trustee’s ability to perform its obligations under this Indenture or the other Transaction Documents to which it is a party.

(b)	Power, Authorization and Enforceability. The Indenture Trustee has the power and authority to execute deliver and perform the terms of this Indenture. The Indenture Trustee has authorized the execution, delivery and performance of the terms of this Indenture. This Indenture is the legal, valid and binding obligation of the Indenture Trustee enforceable against the Indenture Trustee, except as may be limited by insolvency, bankruptcy, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general equitable principles.

(c)	No Conflicts and No Violation. The execution and delivery by the Indenture Trustee of this Indenture, the consummation by the Indenture Trustee of the transactions contemplated by this Indenture and the compliance by the Indenture Trustee with this Indenture will not (i) violate any federal or New York State law, governmental rule or regulation governing the banking or trust powers of the Indenture Trustee or any judgment or order binding on it or (ii) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under its charter documents or by-laws or any indenture, mortgage, deed of trust, loan agreement, guarantee or similar agreement or instrument under which the Indenture Trustee is a debtor or guarantor or (iii) violate any law or, to the Indenture Trustee’s knowledge, any order, rule, or regulation applicable to the Indenture Trustee of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Indenture Trustee or its properties, in each case which conflict, breach, default, Lien, or violation would reasonably be expected to have a material adverse effect on the Indenture Trustee’s ability to perform its obligations under this Indenture.

(d)	No Proceedings. To the Indenture Trustee’s knowledge, there are no proceedings or investigations pending or overtly threatened in writing, before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Indenture Trustee or its properties: (i) asserting the invalidity of any of this Indenture or the Sale and Servicing Agreement, (ii) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by any of the Transaction Documents or (iii) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on the Indenture Trustee’s ability to perform its obligations under, or the validity or enforceability of, this Indenture.

(e)	Eligibility. The Indenture Trustee is a Qualified Institution. The Indenture Trustee or its parent has a combined capital and surplus of at least $50,000,000 as set forth in its most recent annual published report of condition.

(f)	Information Provided by the Indenture Trustee. The information provided by the Indenture Trustee in any certificate delivered by a Responsible Officer of the Indenture Trustee is true and correct in all material respects.

Section 8.14. Covenants for Reporting of Repurchase Demands due to Breaches of Representations and Warranties. The Indenture Trustee will (a) notify the Depositor and the Servicer, as soon as practicable and in any event within five Business Days, of all demands or requests communicated to the Indenture Trustee for the repurchase of any Pool Receivable pursuant to Section 5.4 of the Purchase Agreement or Section 5.5 of the Sale and Servicing Agreement, (b) promptly upon written request by the Depositor or the Servicer, provide to them any other information relating to such demands or requests reasonably requested to facilitate compliance by them with Rule 15Ga-1 under the Exchange Act, and Items 1104(e) and 1121(c) of (“Regulation AB”) (the “Repurchase Rules and Regulations”) and (c) if requested by the Depositor or the Servicer, provide a written certification no later than fifteen days following any calendar quarter or calendar year that the Indenture Trustee has not received any repurchase demands for such period, or if repurchase demands have been received during such period, that the Indenture Trustee has provided all the information reasonably requested under clause (b) above. In no event will the Indenture Trustee or the Issuer have any responsibility or liability in connection with any filing required to be made by a securitizer under the Exchange Act or Regulation AB. The Indenture Trustee acknowledges that interpretations of the requirements of the Repurchase Rules and Regulations may change over time, whether due to interpretive guidance provided by the Securities Exchange Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with reasonable requests made by the Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of the Repurchase Rules and Regulations. The Indenture Trustee shall cooperate fully with the Depositor to deliver any and all records and any other information necessary in the good faith determination of the Depositor to permit them to comply with the provisions of Repurchase Rules and Regulations.

ARTICLE IX

SUPPLEMENTAL INDENTURES

Section 9.1. Supplemental Indentures Without Consent of Noteholders.

(a)	Without the consent of the Noteholders but with prior notice by the Issuer to the Rating Agency, the Issuer and the Indenture Trustee (when directed by Issuer Order) may enter into one or more indentures supplemental to this Indenture for any of the following purposes:

(i)	to correct or amplify the description of any property subject to the Lien of this Indenture, or better to assure, convey and confirm unto the Indenture Trustee any property subject or required to be subjected to the Lien of this Indenture, or to subject additional property to the Lien of this Indenture;

(ii)	to add to the covenants of the Issuer, for the benefit of the Noteholders, or to surrender any right or power conferred upon the Issuer in this Indenture;

(iii)	to convey, transfer, assign, mortgage or pledge any property to or with the Indenture Trustee;

(iv)	to cure any ambiguity, to correct or supplement any provision in this Indenture or in any supplemental indenture that may be inconsistent with any other provision in this Indenture or in any supplemental indenture or to add provisions which are not inconsistent with the provisions of this Indenture so long as such action does not materially adversely affect the interests of the Noteholders; or

(v)	to evidence the acceptance of the appointment under this Indenture of a successor Trustee with respect to the Notes and to add to or change any of the provisions of this Indenture as will be necessary to facilitate the administration of the trusts under this Indenture by more than one Trustee, pursuant to Article VIII.

All supplemental indentures pursuant to this Section 9.1(a) will be in form reasonably satisfactory to the Indenture Trustee. The Indenture Trustee is authorized to join in the execution of any such supplemental indenture and to make any further reasonably appropriate agreements and stipulations that may be contained in such supplemental indenture.

(b)	The Issuer and the Indenture Trustee, (when directed in writing by Issuer Order), may enter, without the consent of any of the Noteholders, into an indenture or indentures supplemental to this Indenture for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, this Indenture or of modifying in any manner (other than the modifications set forth in Section 9.2) the rights of the Noteholders under this Indenture subject to the following conditions:

(i)	the Issuer delivers to the Indenture Trustee an Officer’s Certificate to the effect that such amendment is authorized and permitted and will not have a material adverse effect on the Notes;

(ii)	the Issuer delivers an Opinion of Counsel to the Indenture Trustee to the effect that such amendment will not (A) cause any Note to be deemed sold or exchanged for purposes of Section 1001 of the Code, or (B) cause the Issuer to be treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes; and

(iii)	satisfaction of Rating Agency Confirmation.

Section 9.2. Supplemental Indentures with Consent of Noteholders.

(a)	The Issuer and the Indenture Trustee, when directed by Issuer Order, may enter, with the consent of the Noteholders of a majority of the Class A Note Balance and with prior notice by the Issuer to the Rating Agency, into an indenture or indentures supplemental to this Indenture for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, this Indenture or modifying in any manner the rights of the Noteholders under this Indenture if the Issuer delivers an Opinion of Counsel to the Indenture Trustee to the effect that such amendment will not (i) cause any Note to be deemed sold or exchanged for purposes of Section 1001 of the Code or (ii) cause the Issuer to be treated as an association or publicly traded partnership taxable as a corporation for U. S. federal income tax purposes; provided, however, that no such supplemental indenture, without the consent of each Noteholder of each Outstanding Note adversely affected by such supplemental indenture, will:

(i)	modify or alter Section 9.1 or this Section 9.2;

(ii)	change (1) the Final Payment Date or the date of payment of any installment of principal of or interest on any Note, (2) the principal amount of or interest rate on any Note, (3) the price at which the Notes may be redeemed, (4) the provisions of this Indenture relating to the priority of payments on the Notes or relating to the application of collections on, or the proceeds of the sale of, the Collateral to payment of principal of or interest on the Notes, or change any place of payment where, or the coin or currency in which, any Note or the interest on any Note is payable, or (5) the right of Noteholders to institute suits to enforce this Indenture;

(iii)	modify the percentage of the Class A Note Balance required for any action;

(iv)	modify or alter the proviso to the definition of “Outstanding”;

(v)	modify the calculation of the amount of any payment of interest or principal due on any Note on any Payment Date; or

(vi)	permit the creation of any Lien ranking prior or equal to the Lien of this Indenture with respect to any part of the Collateral other than Permitted Liens, or except as permitted by this Indenture or the other Transaction Documents, release the Lien of this Indenture with respect to any part of the Collateral.

(b)	It will not be necessary for any act of Noteholders under this Section 9.2 to approve the particular form of any proposed supplemental indenture, but it will be sufficient if such act of Noteholders approves the substance of such proposed supplemental indenture.

Section 9.3. Execution of Supplemental Indentures. In executing, or permitting the additional trusts created by, any supplemental indenture permitted by this Article IX or the modification of the trusts created by this Indenture, the Indenture Trustee will be entitled to receive, and subject to Sections 8.1 and 8.2, will be fully protected in relying upon, an Opinion of Counsel to the effect that the execution of such supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent to the execution and delivery of such supplemental indenture have been satisfied. The Indenture Trustee may, but is not obligated to, enter into any such supplemental indenture that affects the Indenture Trustee’s own rights, powers, duties, obligations, liabilities or immunities under this Indenture or otherwise.

Section 9.4. Effect of Supplemental Indenture. Upon the execution of any supplemental indenture pursuant to this Article IX, this Indenture will be modified and amended in accordance with such supplemental indenture, and such supplemental indenture will be part of this Indenture for any and all purposes. Every Noteholder of Notes authenticated and delivered before or after such supplemental indenture will be bound by such supplemental indenture.

Section 9.5. Reference in Notes to Supplemental Indentures. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article IX may, and if required by the Indenture Trustee will, bear a notation as to any matter provided for in such supplemental indenture. If the Issuer or the Indenture Trustee so determine, new Notes so modified as to conform, in the opinion of the Indenture Trustee and the Issuer, to any such supplemental indenture may be prepared and executed by the Issuer and authenticated and delivered by the Indenture Trustee in exchange for Outstanding Notes.

Section 9.6. Indenture Trustee to Consent. Neither the Issuer nor CCG, in its capacity as Servicer or Originator, will amend or modify any Transaction Document without the prior written consent of the Indenture Trustee to the extent the Indenture Trustee is a party to such Transaction Document.

ARTICLE X

SATISFACTION AND DISCHARGE

Section 10.1. Satisfaction and Discharge of Indenture.

(a)	Subject to Section 10.1(b), this Indenture will cease to be of further effect with respect to the Notes, and the Indenture Trustee, upon Issuer Order and at the expense of the Issuer, will execute proper instruments acknowledging satisfaction and discharge of this Indenture with respect to the Notes, if:

(i)	all Notes that have been authenticated and delivered (other than (x) Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in Section 3.5 and (y) Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 4.5(c)) have been delivered to the Indenture Trustee for cancellation;

(ii)	the Issuer has paid or caused to be paid all other sums payable under the Transaction Documents by the Issuer; and

(iii)	the Issuer has delivered to the Indenture Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of this Indenture pursuant to this Section 10.1(a) have been complied with.

(b)	After the satisfaction and discharge of this Indenture pursuant to Section 10.1(a), this Indenture will continue as to (i) rights of registration of transfer and exchange, (ii) replacement of mutilated, destroyed, lost or stolen Notes, (iii) the rights of Noteholders to receive payments of principal of and interest on the Notes, (iv) the rights, obligations and immunities of the Indenture Trustee under this Indenture and (v) the rights of the Noteholders as beneficiaries of this Indenture with respect to the property deposited with the Indenture Trustee payable to all or any of them for a period of two years following such satisfaction and discharge.

(c)	Upon the satisfaction and discharge of the Indenture pursuant to this Section 10.1, at the request of the Owner Trustee, the Indenture Trustee will deliver to the Owner Trustee a certificate of a Trustee Officer stating that all Noteholders have been paid in full.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Notices. Except as provided below, all communications and notices provided for hereunder shall be in writing (including facsimile or electronic transmission or similar writing) and shall be given to the other party at its address or facsimile number set forth in Schedule II or at such other address or facsimile number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in Schedule II and confirmation is received, (b) if given by mail, three (3) Business Days following such posting, if postage prepaid, and if sent via U.S. certified or registered mail, (c) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or (d) if given by any other means, when received at the address specified in Schedule II. However, anything in this Section 11.1 to the contrary notwithstanding, the Issuer hereby authorizes the Indenture Trustee and the Noteholders to make investments in Eligible Investments based on telephonic notices made by any Person which the Indenture Trustee or Noteholders in good faith believes to be acting on behalf of the Issuer subject to the policies of the Indenture Trustee. The Issuer agrees to deliver promptly to the Indenture Trustee or the Noteholders a written confirmation of each telephonic notice signed by an authorized officer of Issuer. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect from the action taken by Noteholders, the records of such Noteholders shall govern.

Section 11.2. Governing Law; Submission to Jurisdiction.

(a)	THIS INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE ISSUER AND THE SERVICER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS INDENTURE, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE ISSUER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 11.2 SHALL AFFECT THE RIGHT OF THE NOTEHOLDERS TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OF THE ISSUER OR THE OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

(b)	EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS INDENTURE OR THE OTHER TRANSACTION DOCUMENTS.

Section 11.3. Integration. This Indenture contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

Section 11.4. Severability of Provisions. If any one or more of the provisions of this Indenture shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Indenture and shall in no way affect the validity or enforceability of such other provisions.

Section 11.5. Counterparts; Facsimile Delivery. This Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Indenture. Delivery by facsimile or other electronic transmission (i.e., “pdf” or “tif”) of an executed signature page of this Indenture shall be effective as delivery of an executed counterpart hereof.

Section 11.6. Headings. The headings in this Indenture are included for convenience only and will not affect the meaning or interpretation of this Indenture.

Section 11.7. Issuer Obligation. No recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer, the Owner Trustee or the Indenture Trustee on the Notes or under this Indenture or any certificate or other writing delivered in connection with this Indenture or the Notes, against (a) the Indenture Trustee or the Owner Trustee each in its individual capacities, (b) any holder of a beneficial interest in the Issuer, (c) any partner, owner, beneficiary, agent, officer, director, employee or agent of the Indenture Trustee or the Owner Trustee, each in its individual capacity or (d) any holder of a beneficial interest in the Owner Trustee or the Indenture Trustee, each in its individual capacity, except as any such Person may have agreed (it being understood that the Indenture Trustee and the Owner Trustee have no such obligations in their individual capacities). It is expressly understood and agreed by the parties hereto that (a) this Indenture is executed and delivered by Wilmington Trust, National Association, not individually or personally, but solely as Owner Trustee of the Issuer under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust, National Association but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust, National Association be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Indenture or the other Transaction Documents.

Section 11.8. Subordination of Claims against the Depositor.

(a)	The obligations of the Issuer under this Indenture are solely the obligations of the Issuer and do not represent any obligation or interest in any assets of the Depositor. The Indenture Trustee, by entering into this Indenture, and each Noteholder and Note Owner, by accepting a Note or a beneficial interest in a Note, acknowledge and agree that they have no right, title or interest in or to any Other Assets of the Depositor. Notwithstanding the preceding sentence, if such Indenture Trustee, Noteholder or Note Owner either (i) asserts an interest or claim to, or benefit from, the Other Assets, or (ii) is deemed to have any such interest, claim to, or benefit in or from the Other Assets, whether by operation of law, legal process, pursuant to insolvency laws or otherwise (including by virtue of Section 1111(b) of the Bankruptcy Code), then such Indenture Trustee, Noteholder or Note Owner further acknowledges and agrees that any such interest, claim or benefit in or from the Other Assets is expressly subordinated to the indefeasible payment in full of the other obligations and liabilities, which, under the relevant documents relating to the securitization or conveyance of such Other Assets, are entitled to be paid from, entitled to the benefits of, or otherwise secured by such Other Assets (whether or not any such entitlement or security interest is legally perfected or otherwise entitled to a priority of distributions or application under applicable law, including insolvency laws, and whether or not asserted against the Depositor), including the payment of post-petition interest on such other obligations and liabilities. This subordination agreement is deemed a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code. The Indenture Trustee, each Noteholder and each Note Owner further acknowledges and agrees that no adequate remedy at law exists for a breach of this Section 11.8 and this Section 11.8 may be enforced by an action for specific performance.

(b)	This Section 11.8 is for the third party benefit of those entitled to rely on this Section 11.8 and will survive the termination of this Indenture.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Indenture as of the date first written above.

CCG RECEIVABLES TRUST 2012-1, as Issuer
By: WILMINGTON TRUST, NATIONAL ASSOCIATION,
not in its individual capacity but solely as Owner Trustee of CCG Receivables Trust 2012-1

By:	/s/ Jennifer A. Luce
Name:	Jennifer A. Luce
Title:	Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Indenture Trustee

By:	/s/ Toby Robillard
Name:	Toby Robillard
Title:	Vice President

SCHEDULE I

Schedule of Pool Receivables

Customer #	Contract #	NBV
1503	101041201	255,802.14
1658	101061201	61,670.13
1150	101071101	18,066.27
1578	101091201	87,547.31
1660	101091202	117,508.03
705	101131201	69,384.45
669	101191201	55,402.26
1307	101201101	214,902.47
916	101231201	102,989.10
770	101241201	322,793.78
1292	101241202	649,584.64
282	101280901	34,520.22
1678	101301201	44,568.52
1681	101311202	268,871.85
1247	101311203	381,611.29
1288	102071101	2,504,455.83
1257	103021101	19,648.58
616	103041101	338,950.58
913	103060901	239,700.06
916	103060902	15,468.04
554	103090903	213,463.36
1315	103151101	76,730.01
1315	103231102	76,566.81
1371	103301103	547,100.19
1257	103311101	19,540.86
204	104040701	120,078.62
930	104080901	30,913.93
342	104121101	76,566.69
1119	104131102	273,480.48
703	104160803	39,746.93
703	104160804	42,663.60
324	104261102	50,969.91
1394	104261105	126,422.22
720	104290801	70,265.45
722	104300801	29,625.73
1407	105041101	70,577.84
705	105111101	21,948.87
537	105131101	66,215.83
1394	105161103	41,345.59
1417	105171101	97,405.25
1419	105201101	151,135.30
1143	105311101	43,139.89
363	106050802	99,335.76
374	106110901	116,892.78
191	107251102	191,812.68

SI-1

Customer #	Contract #	NBV
1140	107271002	93,860.72
375	107301002	247,008.39
1268	108021101	53,879.06
1499	108021102	76,072.44
1503	108041101	435,141.43
722	108051101	306,384.90
363	108110901	60,224.58
1508	108151102	418,507.32
1140	108171001	197,448.55
1503	108171101	119,820.64
1481	108171102	84,407.05
1150	108171103	45,341.04
558	108190901	31,631.59
1307	108191101	243,230.62
1488	108261101	943,904.84
363	108290801	138,341.27
671	108290804	119,316.04
1517	108291101	79,775.32
422	108301101	529,117.94
1257	109011101	98,866.06
930	109081001	91,419.74
1316	109141101	124,790.47
1546	109231101	368,421.54
1548	109261101	162,736.13
1556	109291101	229,564.97
722	109291102	175,198.52
1463	109291103	39,039.29
589	109301101	140,057.92
1560	109301102	154,530.07
1246	110041101	31,185.75
1575	110191101	35,163.19
1024	110191103	88,530.89
1578	110241101	74,788.03
1316	110241102	38,106.72
1583	110251101	37,330.80
1483	110261101	170,174.90
1583	111011101	120,120.06
1510	111011102	118,497.84
1595	111011103	439,831.19
14	111041101	739,894.64
916	111101001	239,429.27
191	111141101	192,396.34
1614	111221101	146,702.59
1607	111231102	60,123.86
629	111300702	303,223.94
1613	111301101	75,937.92
1620	112021101	570,153.39
1618	112061101	31,589.91
1488	112091101	372,153.74

2

Customer #	Contract #	NBV
572	112100801	96,236.84
615	112150901	20,743.22
1467	112151101	369,972.57
1620	112161101	567,922.02
204	112190503	49,377.06
1645	112281101	806,960.13
1645	112281102	863,131.57
16	112281104	226,821.09
615	112281107	613,413.00
554	112310902	442,441.59
598	201091201	178,517.51
1387	201111201	286,258.22
218	201121201	90,901.28
521	201141102	27,227.06
1531	201171202	143,554.21
1497	201171204	371,388.50
1662	201181201	83,916.11
1376	201191201	369,052.94
1670	201201201	80,688.39
1250	201231201	501,683.18
74342	201241201	87,248.30
1665	201261201	339,477.43
1346	201261202	28,301.35
521	201261203	93,018.54
160	201301202	70,104.10
1063	201301204	709,694.73
1063	201301205	501,375.68
807	201311103	153,705.21
1340	201311201	49,959.61
349	201311202	114,692.50
1350	201311203	221,122.68
661	202120803	17,003.36
1336	202161101	18,980.11
128	202180901	131,228.05
797	202190901	59,628.41
1343	202251101	136,248.54
1124	202281102	128,697.70
911	203050901	25,960.07
366	203070801	38,952.71
97	203151002	410,620.82
1016	203161101	126,591.77
409	203190901	107,490.30
924	203260902	340,551.55
366	203280802	44,947.27
71	203311101	213,311.23
862	204010901	58,513.09
928	204020901	19,977.73
929	204060901	108,529.20
1333	204061101	32,492.69

3

Customer #	Contract #	NBV
598	204111101	164,324.18
1386	204121102	92,536.81
1387	204131102	195,803.99
1126	204191102	15,643.37
1390	204201101	29,624.21
942	204240901	33,512.29
1392	204251101	46,058.01
1395	204251102	113,510.13
1341	204261101	56,178.93
947	204280901	35,597.45
445	204281001	458,671.35
252	204281101	54,340.92
80	204281103	738,135.32
1403	204291101	68,605.89
521	204291103	54,015.37
366	205060803	73,827.56
693	205140801	198,022.82
1418	205191101	380,865.22
1392	205241101	79,308.41
1428	205261101	31,840.57
807	205271001	50,606.70
1395	205271102	109,980.46
287	205271103	156,701.33
89	205281002	743,855.16
712	205290801	78,405.42
929	205290905	37,615.61
807	206041001	54,233.84
972	206230902	170,483.72
128	206230904	11,039.02
585	206240801	35,696.03
725	207010903	54,423.50
787	207210801	48,101.20
1435	207221101	404,543.88
71	207280801	103,894.17
1501	208031101	204,519.48
97	208060901	240,440.08
1455	208101102	83,052.22
807	208110802	8,935.22
1395	208111101	56,927.44
807	208131001	132,715.98
807	208131003	132,715.98
1491	208171101	384,287.39
719	208191101	112,897.96
495	208200801	160,532.28
748	208210801	20,682.83
712	208250802	88,361.47
1516	208291101	113,564.80
1240	208291102	508,289.70
1492	208301103	115,298.20

4

Customer #	Contract #	NBV
369	208301104	930,211.78
1424	208311101	340,503.93
1531	208311103	82,870.14
807	209011001	61,351.27
347	209020901	78,590.65
807	209020902	147,366.16
1533	209071101	68,782.66
1193	209091001	38,870.96
1534	209091101	220,136.53
712	209110801	88,073.30
499	209131101	131,122.63
1538	209161103	300,575.28
978	209180901	113,782.05
1165	209211101	377,494.87
1301	209221101	143,207.96
1205	209231001	65,839.15
1551	209231101	470,808.57
1544	209231102	179,377.51
1395	209231103	48,485.35
1387	209261102	130,222.23
1555	209281101	21,831.96
693	209281102	291,040.76
69	209301103	330,797.85
51	209301105	148,059.21
982	209301106	443,624.63
836	210010801	37,926.21
896	210061101	279,705.10
1386	210071102	93,519.19
533	210080805	62,660.55
71	210090901	135,197.02
1566	210111103	28,876.79
646	210181102	169,220.18
1576	210201101	140,882.26
738	210201102	410,664.16
725	210211101	21,943.25
1387	210211103	252,179.10
813	210230901	64,869.85
1594	210241101	69,439.83
366	210250702	28,284.20
1448	210251102	380,415.12
1587	210261102	240,717.27
71	210270901	121,467.71
598	210300701	628,063.47
1590	210311102	73,391.12
1593	210311105	324,563.22
880	211050901	76,763.98
851	211081101	28,183.23
187	211120801	38,907.17
1598	211141101	402,716.00

5

Customer #	Contract #	NBV
424	211160901	44,696.20
854	211161101	370,056.02
862	211170801	89,536.51
883	211211102	158,490.05
581	211221101	160,560.03
1605	211221103	50,350.42
1606	211221104	104,606.26
585	211240901	138,399.44
1474	211291101	49,721.85
967	211291102	292,139.27
860	211291103	665,692.20
1611	211301101	53,270.62
445	211301104	594,709.83
1029	212010901	122,934.95
1189	212021001	339,381.94
1341	212061101	27,160.36
1619	212061103	354,970.14
1283	212151001	382,476.96
1124	212191102	188,584.83
13	212200701	23,009.43
1491	212201101	87,735.66
1636	212201104	319,505.06
1031	212211101	388,696.91
187	212211103	921,029.34
1611	212211104	24,559.29
1367	212221101	323,265.62
1240	212271001	182,733.21
21	212301104	1,077,889.51
21	212301105	1,040,984.60
878	212301106	182,918.88
849	212310801	58,057.98
795	301060902	29,748.62
1659	301091201	134,610.92
1048	301151001	15,443.24
744	301171201	388,039.93
1253	301201101	28,018.12
1461	301201201	197,696.98
1543	301231201	122,383.37
1253	301231202	25,259.54
960	301241201	146,628.34
1009	301241202	220,005.01
1310	301251201	690,299.35
1313	301261102	55,084.73
1125	301261103	14,463.32
1312	301261104	65,176.15
1323	301261106	532,537.18
1265	301261202	947,166.89
1666	301261203	105,642.06
1310	301271101	191,982.40

6

Customer #	Contract #	NBV
1321	301271103	75,255.55
1668	301271201	355,537.99
1667	301271202	20,030.63
895	301280901	61,138.92
523	301281001	584,856.33
1055	301281004	244,055.28
900	301300902	208,926.01
1671	301301201	637,836.66
954	301301202	202,843.82
1260	301301204	28,085.84
1673	301301205	121,224.28
1668	301301207	354,560.54
132	301311101	759,720.97
1675	301311201	440,548.85
1372	301311203	561,440.34
523	302011001	402,699.33
689	302241003	70,442.82
421	302270901	104,203.03
995	303031102	214,813.90
1258	303101101	170,297.28
951	303121001	162,815.89
709	303121002	231,536.19
709	303121003	151,862.04
700	303160901	46,113.10
867	303180909	7,076.00
1074	303181101	20,961.67
221	303200903	329,682.99
700	303230902	21,504.85
1363	303231101	131,689.13
43	303251101	19,084.13
1342	303281101	94,577.41
1368	303281103	85,398.32
907	303301104	405,704.20
1075	303311005	197,410.45
1374	303311102	342,386.12
24	304020901	31,501.61
1145	304051101	69,432.11
1069	304051102	154,691.93
700	304061101	26,530.30
1260	304061102	30,123.22
960	304081101	48,684.37
1383	304111103	29,757.27
899	304141101	323,483.21
1388	304151101	233,331.73
1278	304151103	104,480.36
1382	304201102	41,264.41
795	304231006	73,379.37
944	304240903	105,138.03
960	304251101	87,920.93

7

Customer #	Contract #	NBV
65	304261102	36,699.53
1258	304261103	35,034.07
1132	304271101	147,906.51
1100	304291101	59,580.43
1405	304291103	98,521.42
744	304291104	218,065.82
743	304291106	94,784.74
918	305031101	125,938.98
670	305090803	299,844.75
1118	305121101	377,421.93
1274	305131101	45,875.29
1416	305171102	17,345.76
954	305180901	45,481.46
173	305231101	280,203.17
1421	305231104	33,147.29
167	305251101	110,825.60
960	305260902	55,678.05
1003	305261101	510,786.38
907	305261103	331,033.28
1253	305271101	18,856.58
962	305290901	63,683.92
1162	306011101	133,837.56
944	306040901	44,822.02
1118	306171001	1,047,403.21
795	306180901	147,426.81
769	306200801	35,853.53
1055	306251001	25,663.67
564	306270803	337,611.30
701	307110801	37,612.68
786	307180803	1,184,901.41
960	307200901	28,547.19
736	307220801	33,961.16
795	307240803	87,460.34
830	307291001	51,637.59
1041	307291004	279,099.08
988	308030902	19,934.10
795	308031102	311,723.39
1313	308041101	51,087.36
1460	308041102	382,116.79
1460	308041103	192,416.20
202	308061001	42,083.99
65	308081101	236,850.40
1504	308091101	227,287.52
992	308100902	47,965.24
701	308120802	39,603.89
202	308131002	40,825.98
961	308151101	445,461.37
1207	308161102	129,124.16
961	308170901	50,959.60

8

Customer #	Contract #	NBV
564	308181101	268,652.57
700	308191101	58,094.28
766	308220801	90,917.63
743	308221103	84,671.70
1172	308231002	654,752.08
379	308241101	1,010,148.33
700	308241102	226,139.30
1515	308261101	90,835.00
670	308270803	418,414.36
701	308290801	168,181.99
1522	308291101	499,380.69
1524	308301103	220,086.01
700	308310902	46,089.86
1526	308311101	378,591.13
1527	308311102	218,612.26
1128	308311103	559,150.12
213	308311104	550,683.90
1530	308311105	169,520.29
1003	309040901	57,001.51
1368	309081101	65,634.45
1194	309101003	34,755.27
1535	309121101	34,674.13
1530	309141101	253,467.39
1514	309141102	42,076.57
1536	309151101	108,822.37
1539	309161101	392,217.99
1540	309161102	273,115.13
992	309180902	31,735.42
1541	309191101	40,651.19
260	309201001	45,035.43
746	309201101	527,432.89
1003	309221002	80,873.58
1543	309231101	157,254.82
700	309231102	47,444.90
1553	309271101	82,639.80
689	309280902	145,565.88
1009	309280903	34,092.04
1207	309281001	30,948.30
1554	309281103	474,917.22
1554	309281104	474,917.21
827	309291003	42,946.98
1557	309291102	554,388.90
1557	309291103	482,342.33
1527	309291105	227,035.25
744	309300802	42,914.98
1178	309301101	288,615.76
564	309301102	285,328.17
1562	309301104	54,222.84
744	310061101	374,672.96

9

Customer #	Contract #	NBV
1003	310070901	38,132.25
1564	310071102	63,022.79
1014	310090901	139,720.72
167	310130501	23,007.32
1567	310131101	47,302.67
1178	310131102	284,122.07
1570	310141101	33,925.17
1570	310141102	33,925.17
1570	310141103	33,925.17
1570	310141104	33,925.17
1570	310141105	33,925.17
744	310141106	248,728.77
744	310141107	248,728.77
856	310170802	44,321.64
1571	310171101	291,480.42
1574	310181102	31,268.83
1388	310181103	634,261.43
1231	310211001	251,024.68
1148	310211103	326,114.01
1148	310211104	324,835.87
1540	310211105	51,264.88
1363	310211106	124,615.69
1581	310241102	101,973.91
700	310241103	150,081.60
1579	310241105	130,767.46
1383	310251101	314,399.38
1582	310251102	69,403.81
400	310251103	66,393.28
564	310261101	283,271.98
827	310270801	70,659.24
1451	310271101	263,291.04
1526	310271102	98,299.14
1017	310280901	126,124.30
786	310310803	738,972.17
1592	310311101	429,104.39
1589	310311103	292,536.68
1589	310311104	292,536.68
1423	311041101	77,195.88
888	311060901	9,448.14
1574	311071101	11,790.41
1363	311091101	107,369.67
867	311130801	9,524.36
1259	311221001	20,815.87
1172	311231003	31,839.14
935	311240903	413,364.29
689	311260805	135,683.46
876	311260806	279,980.10
600	311280701	12,612.66
1373	311281103	142,907.48

10

Customer #	Contract #	NBV
1363	311281104	128,832.60
1156	311281106	26,934.07
736	311291101	117,130.83
700	311291103	666,450.58
1320	311301101	49,062.01
182	311301102	27,868.78
1052	311301105	215,847.82
1052	311301106	240,486.71
1052	311301107	272,259.47
1052	311301108	82,660.13
1003	312030901	90,623.09
882	312090803	456,767.66
1624	312131101	64,872.90
1032	312140901	144,850.83
1382	312151107	321,107.22
795	312180903	85,919.17
1451	312211102	264,990.60
760	312221102	321,045.84
760	312221103	466,660.68
1320	312271101	293,799.66
1321	312271102	74,575.68
1321	312271103	154,248.93
1641	312271104	62,394.51
1446	312271105	118,409.62
1171	312271106	284,124.50
1646	312291101	355,478.26
992	312300904	93,541.92
1498	312301101	371,408.20
1498	312301102	274,808.31
1498	312301103	409,864.72
1653	312301104	504,981.69
1657	401061201	39,308.15
1661	401171201	461,032.34
1661	401171202	691,069.64
1677	401271201	202,529.70
1669	401271202	713,249.12
1669	401271203	181,788.12
1674	401301201	721,595.82
1384	404121101	60,162.78
1406	404291101	83,514.60
1409	405091101	267,752.77
1420	405201101	76,570.64
1433	407221101	566,237.88
1419	408081101	39,472.50
1433	408291101	210,171.06
1133	409021001	106,730.08
1545	409231101	58,883.25
1550	409271101	288,407.67
1197	409291101	205,146.05

11

Customer #	Contract #	NBV
1561	409301103	1,591,800.69
1338	410171101	75,993.31
1487	410261101	389,932.08
1563	410281102	907,010.50
1563	410281103	914,278.53
1478	411081101	179,985.26
1600	411171102	34,222.26
1612	411301101	1,050,316.72
1419	412191101	90,974.53

12

SCHEDULE II

Addresses for Notice

Commercial Credit Group Inc.,
as Originator and Servicer	New York Life Insurance Company
227 West Trade Street, Suite 1450	c/o New York Life Investment Management
Charlotte, NC 28202	LLC
51 Madison Avenue
CCG Receivables IV, LLC,	New York, New York 10010
as Depositor
227 West Trade Street, Suite 1450A	New York Life Insurance and Annuity
Charlotte, NC 28202	Corporation
c/o New York Life Investment Management
CCG Receivables Trust 2012-1,	LLC
as Issuer	51 Madison Avenue
c/o Wilmington Trust, National Association,	New York, New York 10010
as Owner Trustee
Rodney Square North	Jackson National Life Insurance Company
1100 North Market Street	Jackson National Life Insurance Company
Wilmington, Delaware 19890	of New York
Attention: Corporate Trust Administration	c/o PPM America Inc.
750 Lexington Avenue
With a copy to:	10th Floor
New York, NY 10022
Commercial Credit Group Inc.,
227 West Trade Street, Suite 1450	Genworth Life Insurance Company
Charlotte, NC 28202	3001 Summer Street
Stamford, CT 06905
DBRS, Inc.
Attn: Surveillance	Ensign Peak Advisors Inc.
e-mail address: abs_surveillance@dbrs.com	50 East North Temple, 15th Floor
140 Broadway	Salt Lake City, UT 84150
New York, New York 10005
Main Line: 212-806-3223	U.S. Bank National Association,
as Indenture Trustee
Portfolio Financial Servicing Company,	60 Livingston Avenue
as Back-Up Servicer	EP-MN-WS3D
2121 SW Broadway, Suite 200	St. Paul, MN 55107
Portland, OR 97201	Attn: Structured Finance/CCG Receivables
Attention: President	Trust 2012-1
Telecopier No.: 503-274-0439
Telephone No.: 503-721-3234
Email: jenyart@pfsc.com

SII-1

SCHEDULE III

Schedule of Lock-Box Accounts

Account number 2000026298881 of CCG maintained with Wells Fargo Bank, National Association, having offices located at 1 South Broad Street, Mail Code: PA1227, Philadelphia, Pennsylvania and 401 S. Tryon Street, 10th Floor, TS Legal Risk Mgmt., Mail Code NC0817, Charlotte, North Carolina 28288

EA-2

SCHEDULE IV

List of Equipment Types

equip_type	Description
1	Asphalt Plant
2	Asphalt Paving
3	Concrete Batching EQ
4	Concrete Pump Equip
5	Compaction Equipment
6	Rock Crushing/Screening
7	Excavation
8	Front-End Loaders
9	Crawler Tractor
10	Off-Road Hauling Equipment
11	Crawler Crane
12	Hydraulic Truck Crane
13	Rough Terrain Crane
14	Motor Grader/Scraper
15	Trencher
16	Multiple Constr & Engin.
17	Other-Constr & Engin.
18	Packaging/Weighing
19	Other-Food Process
20	Tub Grinders
21	Forklift-Rough Terrain
22	Platerm-Scissor Lift
23	Forklift
24	Lathes
25	Milling Machines
26	Sheet Metal
27	Plastic Injection
28	Multiple Machine Tools
29	Other-Machine Tools
30	FL/RL Roll-Off Con
31	Recycling
32	Baling
33	Portable Toilets
34	Landfill Compact
35	Truck - Rear Load
36	Truck - Front Load
37	Null

SIV-1

38	Truck - Side Load
39	Truck - Roll-Off
40	Truck - Septic
41	Truck - Vacuum
42	Waterblaster
43	Multiple Refuse Equip
44	Other-Refuse Equip
45	Null
46	Tractor - Over Road
47	Tractor - Day Cab
48	Trailer -Dry Van
49	Trailer - Dump
50	Trailer - Refr
51	Trailer - Tank
52	Trailer - Walkg Floor
53	Trailer - Flatbed
54	Trailer Lowboy
55	Dump Truck - General
56	Truck - Light
57	Truck Crane
58	Roller
59	Other - Constr & Engine
60	Truck Heavy Equipment
61	Sweeper
62	Trailer Vacuum
63	All Terrain Crane
64	Dozer
65	Skid Steer
66	Multiple Vehicles
67	Trailer - Roll off
68	Vehicle - Other
69	Backhoe Loaders
70	Compaction Equipment
71	Trailer Plate Van

EA-2

EXHIBIT A

Form of Class A Note

CCG RECEIVABLES TRUST 2012-1

[For Book-Entry Notes only] [UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE OR OTHER USE OF THIS NOTE FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER OF THIS NOTE, CEDE & CO., HAS AN INTEREST IN THIS NOTE.]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES OR BLUE SKY LAW OF ANY STATE OF THE UNITED STATES. THE HOLDER OF THIS NOTE, BY PURCHASING THIS NOTE, AGREES FOR THE BENEFIT OF THE ISSUER AND THE DEPOSITOR THAT THIS NOTE MAY BE SOLD, TRANSFERRED, ASSIGNED, PARTICIPATED, PLEDGED OR OTHERWISE DISPOSED OF ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (II) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE l44A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (III) TO THE DEPOSITOR OR ITS AFFILIATES, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND SECURITIES AND BLUE SKY LAWS OF THE STATES OF THE UNITED STATES.]

EACH NOTE OWNER THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR ANY FEDERAL, STATE, LOCAL OR NON-U.S. LAW OR REGULATION THAT IS SUBSTANTIALLY SIMILAR TO TITLE I OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”), BY ACCEPTING A BENEFICIAL INTEREST IN THIS NOTE, IS DEEMED TO REPRESENT THAT ITS PURCHASE AND HOLDING OF SUCH BENEFICIAL INTEREST DOES NOT CONSTITUTE AND WILL NOT RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER TITLE I OF ERISA OR SECTION 4975 OF THE CODE DUE TO THE APPLICABILITY OF A STATUTORY OR ADMINISTRATIVE EXEMPTION FROM THE PROHIBITED TRANSACTION RULES (OR, IF THE NOTE OWNER IS SUBJECT TO ANY SIMILAR LAW, SUCH PURCHASE AND HOLDING DOES NOT CONSTITUTE AND WILL NOT RESULT IN A VIOLATION OF SUCH SIMILAR LAW).

THE PRINCIPAL OF THIS NOTE IS PAYABLE IN INSTALLMENTS AS SET FORTH IN THIS NOTE. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE OF THIS NOTE.

REGISTERED	$105,000,000

No. R-[ ]	[PPN Number]

CCG RECEIVABLES TRUST 2012-1

CLASS A 3.13% ASSET BACKED NOTES

CCG Receivables Trust 2012-1, a statutory trust organized under the laws of the State of Delaware (the “Issuer”), for value received, promises to pay to [                    ], or registered assigns, the principal sum of [                     DOLLARS [$                    ]] payable on the fourteenth day of each calendar month, or, if any such day is not a Business Day, the next succeeding Business Day, commencing in March 2012 (each, a “Payment Date”) in an amount equal to the aggregate amount payable to Noteholders of the Notes on such Payment Date from the Collection Account in respect of principal on the Notes pursuant to Section 4.5(a) of the Indenture, dated as of February 15, 2012 (the “Indenture”), between the Issuer and U.S. Bank National Association, as Indenture Trustee (the “Indenture Trustee”). However, the entire unpaid principal amount of this Note and accrued interest thereon will be due and payable on the earlier of the December 2019 Payment Date (the “Maturity Date”) or the redemption date pursuant to Section 3.12 of the Indenture. Notwithstanding the foregoing, the entire unpaid principal amount of the Notes will be due and payable on the date on which the Notes are declared to be immediately due and payable in the manner provided in Section 7.2(a) of the Indenture. All principal payments on the Notes will be made ratably to the Noteholders entitled to such principal payments. Capitalized terms used but not otherwise defined in this Note are defined in the Indenture.

The Issuer will pay interest on this Note at the rate per annum shown above on each Payment Date until the principal of this Note is paid or made available for payment, on the principal amount of this Note outstanding on the preceding Payment Date (after giving effect to all payments of principal made on the preceding Payment Date), subject to certain limitations contained in the Indenture. Interest on this Note will accrue for each Payment Date from and including the previous Payment Date on which interest has been paid (or, in the case of the initial Payment Date, from and including the Closing Date) to but excluding such Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30 day months.

The principal of and interest on this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. All payments made by the Issuer with respect to this Note will be applied first to interest due and payable on this Note as provided above and then to the unpaid principal of this Note.

The Notes are and will be equally and ratably secured by the collateral pledged as security therefor as provided in the Indenture. Interest on and principal of the Notes will be payable in accordance with the priority of payments set forth in Section 4.5(a) of the Indenture.

Payments of interest on this Note on each Payment Date, together with any installment of principal to the extent not in full payment of this Note, will be made to the Registered Noteholder of this Note either by wire transfer in immediately available funds, to the account of such Noteholder at a bank or other entity having appropriate facilities for such wire transfer, if such Noteholder has provided to the Note Registrar appropriate written instructions at least five Business Days before such Payment Date and such Noteholder’s Notes in the aggregate evidence a denomination of not less than $1,000,000, or, if not, by check mailed first class mail, postage prepaid, to such Registered Noteholder’s address as it appears on the Note Register on each Record Date. However, unless Definitive Notes have been issued to [Note Owner]s, payment will be made by wire transfer in immediately available funds to the account designated by Cede & Co., as nominee of the Clearing Agency or any successor nominee. Such payments will be made without requiring that this Note be submitted for notation of payment. Any reduction in the principal amount of this Note effected by any payments made on any Payment Date will be binding upon all future Noteholders of this Note and of any Note issued upon the registration of transfer of this Note or in exchange of this Note or in lieu of this Note, whether or not noted on this Note. If funds are expected to be available for payment in full of the then remaining unpaid principal amount of this Note on a Payment Date, then the Indenture Trustee, in the name of and on behalf of the Issuer, will notify the Registered Noteholder of this Note as of the preceding Record Date by notice mailed or transmitted by facsimile before such Payment Date, and the amount then due and payable will be payable only upon presentation and surrender of this Note at the Indenture Trustee’s Corporate Trust Office or at the office of the Indenture Trustee’s agent appointed for such purposes located in The City of St. Paul, Minnesota.

The Issuer will pay interest on overdue installments of interest at the Note Rate to the extent lawful.

The Notes may be redeemed, in whole but not in part, in the manner and to the extent described in the Indenture and the Sale and Servicing Agreement.

The transfer of this Note is subject to the restrictions on transfer specified on the face of this Note and to the other limitations set forth in the Indenture. Subject to the satisfaction of such restrictions and limitations, the transfer of this Note may be registered on the Note Register upon surrender of this Note for registration of transfer at the office or agency designated by the Issuer pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Indenture Trustee duly executed by, the Noteholder of this Note or such Noteholder’s attorney duly authorized in writing, with such signature guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, and thereupon one or more new Notes in authorized denominations and in the same aggregate principal amount will be issued to the designated transferee or transferees. No service charge will be charged for any registration of transfer or exchange of this Note, but the transferor may be required to pay an amount sufficient to cover any tax or other governmental charge that may be imposed in connection with any such registration of transfer or exchange.

Each Noteholder or [Note Owner], by its acceptance of a Note [or, in the case of a Note Owner, a beneficial interest in a Note], covenants and agrees that no recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer, the Owner Trustee or the Indenture Trustee on the Notes or under the Indenture or any certificate or other writing delivered in connection with the Notes and the Indenture, against (i) the Indenture Trustee or the Owner Trustee, each in its individual capacity, (ii) any holder of a beneficial interest in the Issuer, (iii) any partner, owner, beneficiary, agent, officer, director, employee or agent of the

Indenture Trustee or the Owner Trustee, each in its individual capacity, or (iv) any holder of a beneficial interest in the Owner Trustee or the Indenture Trustee, each in its individual capacity, except as any such Person may have agreed.

The obligations of the Issuer under the Indenture are solely the obligations of the Issuer and do not represent any obligation or interest in any assets of the Depositor. Each Noteholder and [Note Owner], by its acceptance of a Note or a beneficial interest in a Note, acknowledges and agrees that it has no right, title or interest in or to any Other Assets of the Depositor. Notwithstanding the preceding sentence, if such Noteholder or [Note Owner] either (i) asserts an interest or claim to, or benefit from, Other Assets, or (ii) is deemed to have any such interest, claim to, or benefit in or from Other Assets, whether by operation of law, legal process, pursuant to insolvency laws or otherwise (including by virtue of Section 1111(b) of the Bankruptcy Code), then such Noteholder or [Note Owner] further acknowledges and agrees that any such interest, claim or benefit in or from Other Assets is and will be expressly subordinated to the indefeasible payment in full of the other obligations and liabilities, which, under the relevant documents relating to the securitization or conveyance of such Other Assets, are entitled to be paid from, entitled to the benefits of, or otherwise secured by such Other Assets (whether or not any such entitlement or security interest is legally perfected or otherwise entitled to a priority of distributions or application under applicable law, including insolvency laws, and whether or not asserted against the Depositor), including the payment of post-petition interest on such other obligations and liabilities.

THIS SUBORDINATION AGREEMENT WILL BE DEEMED A SUBORDINATION AGREEMENT WITHIN THE MEANING OF SECTION 510(a) OF THE BANKRUPTCY CODE.

The Issuer has entered into the Indenture and this Note is issued with the intention that, for federal, state, and local income and franchise tax purposes, Notes that are beneficially owned by a Person other than Commercial Credit Group Inc. or its Affiliates will qualify as indebtedness of the Issuer secured by the Collateral. Each Noteholder or [Note Owner], by its acceptance of a Note or a beneficial interest in a Note, will be deemed to agree to treat the Notes for federal, state and local income, single business and franchise tax purposes as indebtedness of the Issuer.

With respect to any date of determination, the Issuer, the Indenture Trustee and any agent of the Issuer or the Indenture Trustee may treat the Person in whose name this Note is registered as of such date as the owner of such Note for the purpose of receiving payments of principal of and any interest on such Note and for all other purposes, and none of the Issuer, the Indenture Trustee or any agent of the Issuer or the Indenture Trustee will recognize notice to the contrary.

The Indenture permits, with certain exceptions requiring the consent of all adversely affected Noteholders as provided in the Indenture, the amendment of the Indenture and the modification of the rights and obligations of the Issuer and the rights of the Noteholders under the Indenture by the Issuer with the consent of the Noteholders of Notes evidencing not less than holders of a majority of the Class A Note Balance.

The term “Issuer”, as used in this Note, includes any successor to the Issuer under the Indenture.

The Issuer is permitted by the Indenture, under certain circumstances, to merge or consolidate, subject to the rights of the Indenture Trustee and the Noteholders under the Indenture.

The Notes are issuable only in registered form in denominations as provided in the Indenture, subject to certain limitations set forth in the Indenture.

THIS NOTE AND THE INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

No reference in this Note to the Indenture, and no provision of this Note or of the Indenture, will alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the time, place and rate, and in the coin or currency prescribed in this Note.

Anything in this Note to the contrary notwithstanding, except as provided in the Transaction Documents, none of U.S. Bank National Association, in its individual capacity, Wilmington Trust, National Association, in its individual capacity, any owner of a beneficial interest in the Issuer, or any of their respective partners, beneficiaries, agents, officers, directors, employees or successors or assigns will be personally liable for, nor will recourse be had to any of them for, the payment of principal or of interest on this Note or performance of, or omission to perform, any of the covenants, obligations or indemnifications contained in the Indenture. The Noteholder of this Note, by its acceptance of this Note, agrees that, except as provided in the Transaction Documents, in the case of an Event of Default under the Indenture, the Noteholder has no claim against any of the foregoing for any deficiency, loss or claim therefrom; provided, however, that nothing contained in this Note will be taken to prevent recourse to, and enforcement against, the assets of the Issuer for any and all liabilities, obligations and undertakings contained in the Indenture or in this Note.

Unless the certificate of authentication on this Note has been executed by the Indenture Trustee whose name appears below by manual signature, this Note will not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

[Remainder of This Page Intentionally Left Blank]

The Issuer has caused this instrument to be signed, manually or in facsimile, by its Responsible Officer, as of the date set forth below.

Date: [ ]

CCG RECEIVABLES TRUST 2012-1

	BY:	WILMINGTON TRUST, NATIONAL ASSOCIATION,
not in its individual capacity but solely as Owner Trustee of CCG Receivables Trust 2012-1

By:
Responsible Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Class A Notes designated above and referred to in the Indenture.

Date: [ ]

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity but solely as Indenture Trustee

By:
Responsible Officer

ASSIGNMENT

Social Security or taxpayer I.D. or other identifying number of assignee:

.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto:

(name and address of assignee)

the within Note and all rights under said Note, and hereby irrevocably constitutes and appoints                     , attorney, to transfer said Note on the books kept for registration of said Note, with full power of substitution in the premises.

Dated:		*/

Signature Guaranteed*/

*/	NOTICE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular, without alteration, enlargement or any change whatever. Such signature must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, the Securities Transfer Agents Medallion Program, all in accordance with the Exchange Act.